Exhibit 10.1

Dated	24 September 2020

The Sellers

and

Boxlight Corporation

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of the entire issued share capital of

SAHARA HOLDINGS LIMITED

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TABLE OF CONTENTS

		Page
INTRODUCTION		4
1	DEFINITIONS AND INTERPRETATION	4
2	SALE AND PURCHASE	14
3	CONSIDERATION	14
4	COMPLETION	14
5	WARRANTIES	15
6	TAX	16
7	RESTRICTIVE COVENANTS	16
8	SEVERAL LIABILITY	18
9	RELEASE BY THE SELLERS	18
10	ANNOUNCEMENTS	19
11	CONFIDENTIALITY	19
12	ENTIRE AGREEMENT	20
13	CUMULATIVE RIGHTS	20
14	ASSIGNMENT AND TRANSFER	20
15	COSTS AND EXPENSES	21
16	INTEREST ON LATE PAYMENTS	21
17	WITHHOLDING & GROSSING-UP	21
18	EFFECT OF COMPLETION	21
19	WAIVER	21
20	VARIATION	22
21	SEVERANCE	22
22	FURTHER ASSURANCE	22
23	SELLERS’ REPRESENTATIVES	23
24	NOTICES	23
25	COUNTERPARTS	24
26	GOVERNING LANGUAGE	24
27	SUCCESSORS	24
28	RIGHTS OF THIRD PARTIES	25
29	RIGHTS & REMEDIES	25
30	DISPUTE RESOLUTION	25
31	GOVERNING LAW	25
32	JURISDICTION	25
33	EXECUTION	25
Schedule 1 The Sellers		26
Schedule 2		28
Part 1: Particulars of the Company		28
Part 2: Particulars of the Subsidiaries		29
Schedule 3		36
Part 1: Documents to be delivered by the Sellers		36

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Dated	24 September 2020

PARTIES

(1)	THE PERSONS whose names and addresses are set out in Schedule 1 (the “Sellers”, and each a “Seller”); and

(2)	BOXLIGHT CORPORATION, a United States corporation organized under the laws of the State of Nevada (the “Buyer”), whose registered office is at 1045 Progress Circle, Lawrenceville, Georgia 30043.

INTRODUCTION

(A)	The Sellers are the legal and beneficial owners of the entire issued share capital of the Company and as such have the right, power and authority to sell and transfer the Shares in the manner contemplated by this Agreement.

(B)	The Sellers have agreed to sell to the Buyer and the Buyer has agreed to purchase the Shares for the Consideration and otherwise in the manner and on and subject to the terms of this Agreement.

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

“2020 Management Accounts” means the unaudited consolidated balance sheet as at 30 June 2020 and the unaudited comparative consolidated profit and loss account for the six month period ended 30 June 2020, respectively, of the Company and each of the Subsidiaries;

“Accounts” means the audited consolidated balance sheet as at 31 December 2017, 31 December 2018 and 31 December 2019, and the audited consolidated profit and loss account for the three Financial Years ended on 31 December 2017, 31 December 2018 and 31 December 2019, of the Company and each of the Subsidiaries (including, in the case of the Company, the audited consolidated balance sheet as at such dates and the audited consolidated profit and loss account for such Financial Years) together with the notes, reports, statements (including cash flow statements, if applicable) and other documents which are or would be required by law to be annexed to the accounts of the company concerned and to be sent or made available to members, a copy of each of which has been included in folder 2 of the Data Room;

“Accounts Date” means 31 December 2019;

“Accounts Standards” means the applicable requirements of the Companies Act 2006, together with the accounting principles, standards and practices which are generally accepted in the United Kingdom (including FRS 102), in each case at the date to which the relevant Accounts were made up to;

“Affiliate” means in relation to any Person (whether or not registered in the United Kingdom), any parent undertaking or subsidiary undertaking of such Person or any subsidiary undertaking of a parent undertaking of such Person, in each case from time to time;

“Agreement” means this agreement including the Introduction and the Schedules;

“Announcement” means the press announcement concerning the transactions contemplated by this Agreement in the agreed form;

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“Breach of Warranty Claim” means a claim by the Buyer for breach of Warranty, including Business Warranties and Tax Warranties referred to in Schedule 4;

“Business” means, collectively, the businesses of any of the Group Companies at the date hereof which generally involves the production and distribution of products, including AV solutions, and related software to the education, health, public and corporate market sectors, directly and through resellers;

“Business Day” means a day other than a Saturday, Sunday or public holiday in England;

“Business IP” means all Intellectual Property which is owned or which is used or exploited in the actual Business by any of the Group Companies including all Intellectual Property in the products and services supplied and/or developed by them;

“Business Warranties” means the Warranties excluding the Fundamental Warranties and Tax Warranties;

“Business Warranty Claim” means any claim for breach of the Business Warranties;

“Buyer’s Completion Documents” means this Agreement and any other documents which are to be executed by the Buyer pursuant to this Agreement, as listed in Part 2 of Schedule 3;

“Buyer’s Group” means the Buyer and its Affiliates and, from and after Completion, includes each Group Company;

“Buyer’s Relief” has the meaning given to it in Schedule 8;

“Buyer’s Solicitors” means Michelman & Robinson LLP (U.S. counsel) and Hinds & Small Limited. (U.K. counsel);

“CA 2006” means the Companies Act 2006;

“CAA 2001” means the Capital Allowances Act 2001;

“Cash Consideration” means £52,000,000 (fifty-two million pounds);

“Cash Reserves” means £12,000,000 (twelve million pounds);

“Claim” means any a claim for breach of any of the Warranties or a Tax Claim.

“Class A Common Stock” means the shares of the Class A voting common stock of Buyer, par value $0.0001 per share;

“Company” means Sahara Holdings Limited, short particulars of which are set out in Schedule 2;

“Company Option Exercise Tax” means the aggregate of any Option Exercise Tax that is not recoverable from the Option Sellers;

“Company Web Site” means any web site(s) owned, operated or hosted by any Group Company or through which any Group Company conducts any of the Business;

“Competing Business” means any part of any trade or business which competes with all or any part of the Business carried on by any of the Group Companies as at Completion or any business that develops or markets any products or services provided by any Group Company at Completion (including for the avoidance of doubt, the Clevertouch brand screens and associated products);

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“Completion” means completion of the sale and purchase of the Shares in accordance with the terms of clause 4;

“Completion Payment” means the amount to be paid to the Sellers on Completion in cash in the amounts set out against each Seller’s name in column 7 of the table in Schedule 1, in accordance with clause 4.4(a), being, in aggregate, £40,000,000 of the Cash Consideration;

“Confidential Information” means all technical, financial, commercial and other information of a confidential nature relating to the Business, including trade secrets, know-how, inventions, product information and unpublished information relating to Intellectual Property, source code relating to Software, marketing and business plans, projections, current or projected plans or internal affairs of the Group Companies, secret or confidential information, current and/or prospective suppliers and customers (including any customer or supplier lists) and any other Person who has had material dealings with them;

“Connected Person” means a Person connected with a Seller and/or Covenantor within the meaning of section 1122 CTA 2010;

“Consideration” means the consideration referred to in clause 3.1;

“Control” has the meaning given in section 1124 of the CTA 2010, and the expression change of Control shall be construed accordingly

“Controller” has the meaning given to the term under the DPA;

“Covenantors” means each of Kevin Batley, Nigel Batley, Sheila Batley, Annette Batley, Shaun Marklew and Simon Chidsey;

“CTA 2009” means the Corporation Tax Act 2009;

“CTA 2010” means the Corporation Tax Act 2010;

“Data Protection Legislation” means:

(a)	all legislation; and

(b)	the Payment Card Industry Data Security Standard, and all other rules and requirements of payment card brands (to the extent applicable)

in each case relating to the processing of personal data, to the privacy of individuals, to the transmission of marketing and/or commercial messages and to the recording, interception and monitoring of communications, including without limitation the GDPR, the DPA, Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002 on privacy and electronic communications and the Privacy and Electronic Communications (EC Directive) Regulations 2003, as amended and any analogous legislation in any jurisdiction in which any Group Company carries on its Business;

“Data Room” means the Project Elliott virtual data room hosted by HighQ and operated by the Sellers’ Solicitors;

“Defined Benefit Scheme” means a scheme under which the amount of some or all of the benefits payable to or in respect of a member of the scheme is calculated in accordance with a formula which takes account of the service of the member to retirement, death or withdrawal and the remuneration of the member averaged over his service at or close to his retirement, death or withdrawal;

“Defined Contribution Scheme” means a scheme under which the amount of the benefits, or the amount of the benefits other than some or all of the benefits payable on death before becoming a pensioner, payable to or in respect of a member of the scheme is calculated by reference to the contributions made to the scheme by and in respect of the member;

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“Directors” means the Persons specified as directors of the Company in Schedule 2 (and a “Director” means any of them);

“Disclosed” means fairly disclosed in sufficient detail to enable a reasonable purchaser to identify the nature and scope of the matter, fact or circumstance disclosed;

“Disclosure Bundle” means the contents of the Data Room a copy of the index of which is annexed to the Disclosure Letter;

“Disclosure Letter” means a letter in the agreed form dated on or before the date of this Agreement from the Sellers to the Buyer, delivered to the Buyer immediately before execution of this Agreement, for which the Buyer has acknowledged receipt, including the Disclosure Bundle, together with the agreed form index of the Disclosure Bundle;

“DPA” means the Data Protection Act 2018;

“Embargo Countries” means those countries listed by the Foreign and Commonwealth Office or the US Department of the Treasury Office of Foreign Assets Control as being subject to an embargo regime, and “Embargo Country” shall mean any one of them;

“Embargo Entity” means an Entity situated in an Embargo Country;

“Employees” means those Persons who have entered into or work under terms of a contract of employment with a Group Company;

“Employee List” has the meaning given to it in paragraph 9.1 of Schedule 4;

“Encumbrance” means any interest or equity of any Person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

“Entity” means any Person, corporation, partnership, organisation, government organisation, non-governmental or quasi-governmental organisation, or other entity;

“Environmental Laws” means all international, European Union, national, federal, state or local laws (including common and statute law and civil and criminal law) and all subordinate legislation and regulatory codes of practice (including statutory instruments, guidance notes, permits, circulars, industry agreements, directives, decisions, regulations, treaties and conventions) relating to environmental matters which are or were binding on the Group Companies in the relevant jurisdiction in which Group Companies are or have been operating;

“Environmental Matters” means all or any matters relating to the pollution or protection of the environment or harm to or the protection of human health and safety or the health of animals and plants or energy efficiency or reduction or emissions trading;

“FCA” means the Financial Conduct Authority;

“Financial Year” means a financial year as determined in accordance with section 390 Companies Act 2006;

“FRS” means the Financial Reporting Standard issued or adopted by the Financial Reporting Council;

“FSMA” means the Financial Services and Markets Act 2000, as amended and in force from time to time;

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“Fundamental Warranties” means the warranties contained in paragraphs 1 (Capacity and authority) and 2 (The Shares) of Schedule 4;

“Group Companies” means the Company and the Subsidiaries, and each of them a “Group Company” and together the “Group”;

“Health and Safety Laws” means all international, European Union, national, federal, state or local laws (including common and statute law and civil and criminal law) and all subordinate legislation and regulatory codes of practice (including statutory instruments, guidance notes, permits, circulars, industry agreements, directives, decisions, regulations, treaties and conventions) relating to human health and safety or the condition of the workplace which are or were binding on the Group Companies in the relevant jurisdiction in which the Group Companies are or have been operating;

“Historic Sale Contracts” has the meaning set out in paragraph 3.9 of Schedule 4;

“ICT Infrastructure” means the information and communications technology infrastructure and systems including Software, hardware, firmware and networks which is used in and is material to the operation of the Business;

“IHTA 1984” means the Inheritance Tax Act 1984;

“Intellectual Property” means all:

(a)	letters patent, patent applications, continuations, utility models, trade marks, service marks, registered designs, trade names, business names, domain names and email addresses, unregistered trade marks and service marks, rights in logos and get-up, copyright, database rights, all rights of whatsoever nature in computer software and data, semiconductor topographies, inventions, rights in confidential information, know-how, rights in designs;

(b)	rights under licences, consents, statutes, orders or otherwise in relation to a right in paragraph (a) of this definition;

(c)	rights of the same or similar effect or nature to those in paragraphs (a) and (b) of this definition anywhere in the world which now or in the future may subsist;

(d)	renewals, reversions or extensions, applications and rights to apply for any of the rights in paragraphs (a), (b) and (c) of this definition; and

(e)	the right to sue for damages for past infringement of any right referred to in this definition;

“Key Contracts” means the agreements, arrangements and commitments (whether or not reduced to writing) which are material to the Business that are in force at Completion being contracts with Key Customers, Key Suppliers, each Licence-In and Licence-Out;

“Key Customers” means those customers listed in Part 1 of Schedule 6 and “Key Customer” shall mean any one of them;

“Key Employee” means any Person who:

(a)	at the date of this Agreement; or

(b)	at any time during the 12 months immediately preceding the date of this Agreement,

is or was an employee or consultant of or to the Company or any Group Company and who is, or who was during that period (i) employed or engaged on basic gross salary or fees in excess of £40,000 per annum, and/or (ii) acting at management grade;

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“Key Suppliers” means those suppliers listed in Part 2 of Schedule 6 and “Key Supplier” shall mean any one of them;

“Licence-In” means an agreement by a Person to license Intellectual Property to any Group Company;

“Licence-Out” means an agreement by any Group Company to license or sub-license Intellectual Property to a Person;

“Licensed Business IP” means any Business IP which is currently licensed or sub-licensed to any Group Company;

“Losses” shall mean any liability, cost, damages or expenses (including reasonable attorneys’ fees), fines or penalties incurred by Buyer or any of the Group Companies;

“Management Accounts” means the unaudited consolidated balance sheets as at 30 June 2019 and 30 June 2020, and the unaudited comparative consolidated profit and loss account for the six month periods ended 30 June 2019 and 30 June 2020, respectively, of the Company and each of the Subsidiaries;

“Material Adverse Effect” means any event, or act of omission or commission that could reasonably be expected have a material adverse effect and impact on the Business, assets, liabilities, revenues, profits and prospects of the Group Companies, when taken as a consolidated whole

“Missing Asset” has the meaning given to it in clause 22.2;

“Nasdaq” means the Nasdaq Capital Market securities exchange of the Nasdaq Stock Market;

“Non-Disclosable Information” means all information (including but not limited to Confidential Information) which relates to:

(a)	the Group Companies and/or their respective Affiliates;

(b)	any aspect of the Business;

(c)	the provisions of this Agreement or any other Transaction Document;

(d)	the negotiations relating to this Agreement or any other Transaction Document;

(e)	the subject matter of this Agreement or any other Transaction Document; or

(f)	the Buyer and any of its Affiliates from time to time;

“Non-Option Sellers” means each of Kevin Batley, Nigel Batley, Sheila Batley and Annette Batley;

“Notice of Claim” means a notice of a Claim or Breach of Warranty Claim, specifying in reasonable detail the nature of the claim and the Buyer’s estimate of the value of the relevant claim;

“Options” the respective rights to acquire Option Shares granted to each Option Seller pursuant to an enterprise management incentives options scheme dated 13 June 2019;

“Option Exercise Tax” means the aggregate of the Tax (in any relevant jurisdiction) and other similar charges (including, but not limited to, employee and employer’s national insurance contributions and PAYE contributions) payable by a Group Company on exercise of an Option;

“Option Sellers” means Shaun Marklew and Simon Chidsey;

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“Option Shares” means 426 B ordinary shares of £0.01 nominal value each in the capital of the Company to be issued to the Option Sellers in the amounts set out opposite each Option Seller’s name in column 3 of the table set out in Schedule 1 on the exercise of their Options immediately prior to Completion and “Option Share” shall mean any one of them;

“Ordinary Shares” means the A ordinary shares, B ordinary shares, C ordinary shares and D ordinary shares of £0.01 nominal value each in the capital of the Company set out opposite each Seller’s name in column 2 of the table set out in Schedule 1;

“Owned Business IP” means any Business IP which is owned by any Group Company;

“Pension Schemes” means the pension schemes operated by or on behalf of the Company as set out in section 8 of the Data Room;

“Pensionable Employee” means a director or employee or former director or former employee of any Group Company;

“Person” means and includes the individual or collective reference to any individual, corporation, partnership, limited liability company, trust, governmental agency or other entity.

“Personal Data” has the same meaning as the term “personal data” under the DPA;

“Policies” means the current insurance and indemnity policies in respect of which any Group Company has an interest (including but not limited to any active historic policies which provide cover on a “losses occurring” basis);

“PRA” means the Prudential Regulation Authority;

“Principal Sellers” means the individual and collective reference to Kevin Batley and Nigel Batley;

“Properties” means each of the properties listed in Schedule 7 (each a “Property”);

“Publicly Available Software” means any software that:

(a)	contains, or is derived (in whole or in part) in any manner from, any software that is distributed as open source software, free software or pursuant to any similar distribution and/or licensing model; and

(b)	requires, as a condition of its use, modification and/or distribution that any such software or any other software derived from, incorporated into, or distributed with such software be:

(i)	distributed or disclosed in source code form;

(ii)	licensed for the purpose of making derivative works; and/or

(iii)	redistributable at a minimum charge or no charge;

“Relevant Person” has the meaning given to it in clause 9.1;

“Sellers’ Completion Documents” means this Agreement and any other documents which are to be executed by the Sellers pursuant to this Agreement, as listed in Part 1 of Schedule 3;

“Sellers’ Representatives” means Kevin Batley and Nigel Batley or such other Person as may be appointed in accordance with clause 23;

“Sellers’ Solicitors” means Cripps Pemberton Greenish LLP of Number 22, Mount Ephraim, Tunbridge Wells, Kent TN4 8AS;

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“Sellers’ Solicitors Account” means the following bank account:

Account name: Cripps LLP Client Account

Account number: 04095642

Sort code: 18-00-02

IBAN number: GB55 COUT 1800 0204 0956 42

Swift code: COUTGB22

Bank: Coutts, Head Office, London

Quoting reference: SYS/JJK/BA51571.1;

“Series B Consideration Shares” means the Series B Redeemable Convertible Preferred Stock of the Buyer to be issued to the Sellers on Completion in the amounts set out against each Seller’s name in column 5 of the table in Schedule 1, in accordance with clause 4.4(b), being, in aggregate, the sum of £12,000,000;

“Series C Consideration Shares” means the Series C Redeemable Convertible Preferred Stock of the Buyer to be issued to the Sellers on Completion in the amounts set out against each Seller’s name in column 6 of the table in Schedule 1, in accordance with clause 4.4(b), being, in aggregate, the sum of £10,000,000;

“Series B Consideration Shares Certificate” means the certificate of designation containing the rights, privileges and preferences of the Series B Consideration Shares to be filed on or immediately following the close of trading of the Buyer’s Class A Common Stock on the Business Day immediately following the date of Completion with the Secretary of State of the State of Nevada, USA, and in the form set forth on Schedule 9;

“Series C Consideration Shares Certificate” means the certificate of designation containing the rights, privileges and preferences of the Series B Consideration Shares to be filed on or immediately following the close of trading of the Buyer’s Class A Common Stock on the Business Day immediately following the date of Completion with the Secretary of State of the State of Nevada, USA, and in the form set forth on Schedule 10;

“Shares” means the Ordinary Shares and the Option Shares;

“Software” means any and all computer programs in both source and object code form, including all modules, routines and sub-routines and all source and other preparatory materials relating to the above including user requirements, functional specifications and programming specifications, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation and all enhancements, improvements, replacement and derivative works relating to any of the above;

“Subsidiaries” means those companies or other Persons short particulars of which appear in Part 2 of Schedule 2, and the expression “Subsidiary” shall mean any one of the Subsidiaries;

“Tax” or “Taxation” has the meaning given to it in Schedule 8;

“Tax Authority” has the meaning given to it in Schedule 8;

“Tax Claim” means a Tax Covenant Claim or a Tax Warranty Claim;

“Tax Covenant” means the covenant contained in Part 2 of Schedule 8;

“Tax Covenant Claim” mains a claim under the Tax Covenant;

“Tax Warranties” means the warranties contained in paragraph 30 of Schedule 4;

“Tax Warranty Claim” means a claim for breach of the Tax Warranties;

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“Third Party Claim” has the meaning given to it in paragraph 9 of Schedule 5;

“Transaction Documents” means this Agreement and any of the documents executed pursuant to this Agreement (including, for the avoidance of doubt, the Sellers’ Completion Documents);

“Transfer Regulations/TUPE” means Transfer of Undertakings (Protection of Employment) Regulations 2006;

“U.K/United Kingdom” means England, Scotland, Northern Ireland and Wales.

“U.S. United States” means the United States of America

“Variation to Service Agreements” means the variation to the service or employment agreements in the agreed form to be entered into on Completion between the Sahara Presentation Systems Plc and each of Mark Starkey, as Chief Executive Officer, Pat Foley, as Chief Financial Officer, and such other Key Employees as the Buyer and the Principal Sellers mutually agree upon;

“VAT” means:

(a)	value added tax imposed pursuant to VATA and legislation and regulations similar or supplemental thereto;

(b)	any tax imposed in compliance with the European Council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, the tax referred to in (b) above, or elsewhere;

“VATA” means the Value Added Tax Act 1994;

Voting and Lockup Agreement” means the agreement among Boxlight and the Sellers to be executed and delivered at Completion and in substantially the form set forth on Schedule 11 to this Agreement;

“Warranties” means the individual and collective reference to any Fundamental Warranty, Business Warranty and Tax Warranty, and warranties contained in Schedule 4 and each and warranty statement shall be a “Warranty”;

“Warranty Claim” means a claim for breach of clause 5.2 and the Warranties;

“Workers” means those individuals who are providing services to the Company or any Group Company under or pursuant to any agreement which is not a contract of employment with the relevant company including where the individual acts as a consultant, contractor or worker, non-executive director or officer of the Company or any Group Company and in each case whether directly contracted or supplied by an agency, employment business, service company or other third party but excluding any Person in business on their own account and in respect of whom the Company’s or any Group Company’s status is that of a customer or client;

“£” means the lawful currency of the United Kingdom; and

“$” means the lawful currency of the United States.

1.2	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

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1.3	References in this Agreement and the Schedules to the parties, the Introduction, Schedules and clauses are references respectively to the parties, the Introduction and Schedules to and clauses of this Agreement.

1.4	References to documents “in the agreed form” are to documents in terms agreed between the parties prior to execution of this Agreement.

1.5	References to “writing” or “written” includes any other non-transitory form of visible reproduction of words.

1.6	References to times of the day are to that time in London, England and references to a day are to a period of 24 hours running from midnight.

1.7	References to any English legal term or legal concept shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to such English legal term or legal concept.

1.8	References to Persons shall have the meaning set forth in the Definitions..

1.9	References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

1.10	Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

1.11	References to statutory provisions, enactments or EC Directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or Directive (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or Directive provided that, as between the parties, no such amendment, modification, extension, consolidation, replacement or re-enactment made after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.12	A company or other entity shall be a “holding company” for the purposes of this Agreement if it falls within either the meaning attributed to that term in section 1159 and Schedule 6 Companies Act 2006 or the meaning attributed to the term “parent undertaking” in section 1162 and Schedule 7 of such Act, and a company or other entity shall be a “subsidiary” for the purposes of this Agreement if it falls within any of the meanings attributed to a “subsidiary” in section 1159 and Schedule 6 Companies Act 2006 or any of the meanings attributed to the term “subsidiary undertaking” in section 1162 and Schedule 7 of such Act, and the terms “subsidiaries” and “holding companies” are to be construed accordingly, save that an undertaking shall also be treated, for the purposes only of the membership requirement contained in subsections 1162(2)(b) and (d) Companies Act 2006, as a member of another undertaking if any shares in that other undertaking are held by a Person (or its nominee) by way of security or in connection with the taking of security granted by the undertaking or any of its subsidiary undertakings.

1.13	Section 1122 CTA 2010 is to apply to determine whether one Person is connected with another for the purposes of this Agreement.

1.14	References to those of the parties who are individuals include references to their respective legal personal representatives.

1.15	The definitions contained in Schedule 8 apply throughout this Agreement.

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2	SALE AND PURCHASE

2.1	Each of the Sellers shall sell on and with effect from Completion with full title guarantee, and the Buyer shall, subject to clause 2.2, purchase all of the Shares set opposite that Seller’s name in Schedule 1 together with all rights attaching to them at Completion and free from all Encumbrances.

2.2	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement.

2.3	Each of the Sellers irrevocably and unconditionally waives any and all pre-emption rights, rights of first refusal and other similar rights in respect of the Shares and the shares in the Subsidiaries whether arising by virtue of any articles of association, agreement, law or otherwise.

3	CONSIDERATION

3.1	In consideration of the sale of the Shares in accordance with the terms of this Agreement, the Buyer shall pay (or, in the case of the Series B Consideration Shares and Series C Consideration Shares, issue) to the Sellers:

(a)	the Cash Consideration; such Cash Consideration to be paid as follows: (i) £40,000,000 (forty million pounds) on Completion, and (ii) £12,000,000 (twelve million pounds) (Balancing Payment) on a date which shall be the earlier of 60 days following Completion (Longstop Date) or the Business Day after completion of the re-registration of Sahara Presentation Systems Plc as a limited company; plus

(b)	the Series B Consideration Shares; plus

(c)	the Series C Consideration Shares,

(in aggregate, the “Consideration”).

3.2	Any payment made by the Sellers to the Buyer under or in respect of any breach of this Agreement (including as a result of any Claim brought by the Buyer) shall be and shall be deemed to be a reduction in the price paid for the Shares under this Agreement to the extent legally possible, provided that the Consideration shall not be treated as being less than nil in consequence of the foregoing.

3.3	All payments of Cash Consideration to be made by the Buyer to the Seller under this Agreement, which shall include the Cash Reserves, shall be made in sterling by electronic transfer of immediately available funds to the Sellers’ Solicitors Account (who are irrevocably authorised by the Sellers to receive the same). Payment in accordance with this clause and any other written directions to Sellers’ Solicitors shall be a good and valid discharge of the Buyer’s obligations to pay the sum in question, and the Buyer shall not be concerned to see the application of the monies so paid.

4	COMPLETION

4.1	Completion shall take place at the offices of the Sellers’ Solicitors (or any other place agreed upon by the Sellers and the Buyer) immediately following exchange of this Agreement.

4.2	Immediately prior to Completion the Option Sellers shall exercise their Options and the Company shall allot and issue the Option Shares.

4.3	At Completion, the Sellers shall deliver or cause to be delivered to the Buyer the items listed in Part 1 of Schedule 3 (the Buyer receiving them, where appropriate, as agent for the Company).

4.4	The Buyer shall procure:

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(a)	on Completion, the payment to the Sellers’ Solicitors Account of the Completion Payment;

(b)	on the Business Day following the date of Completion, the issue of the Series B Consideration Shares to the Sellers, by issuing to each Seller share certificates evidencing the Series B Consideration Shares appropriately registered in the name of each Seller;

(c)	on the Business Day following the date of Completion, the issue of the Series C Consideration Shares to the Sellers, by issuing to each Seller share certificates evidencing the Series C Consideration Shares appropriately registered in the name of each Seller;

(d)	on the Business Day following the date of Completion, the filing of the Series B Consideration Shares Certificate and the Series C Consideration Shares Certificate with the Secretary of State of the State of Nevada; and

(e)	on Completion, the delivery to the Sellers of the items listed in Part 2 of Schedule 3.

4.5	Out of the Cash Consideration which would otherwise have been receivable pursuant to clause 3.1, each of the Option Sellers hereby irrevocably and unconditionally instructs the Buyer to pay to the Company an amount (if any) equal to any Option Exercise Tax (less any Company Option Exercise Tax) and the Option Sellers agree that the amount so payable in respect of any Option Seller shall be deducted from the cash amount otherwise payable to that Option Seller for his/her Option Shares pursuant to clause 4.4(a) and the Buyer agrees to procure that the Company shall pay the Option Exercise Tax (if any) to the relevant Tax Authority within the relevant time limit for payment of such Tax.

4.6	Each of the Sellers hereby confirms that the Sellers’ Solicitors are irrevocably authorised by the Sellers to receive payment of the amounts referred to as being payable to the Sellers’ Solicitors Account in clauses 4.4(a) on the Sellers’ behalf and the receipt by the Sellers’ Solicitors shall be a sufficient discharge for the Buyer of its obligations under clauses 4.4(a), and the Buyer shall not be concerned to see to the application thereof or be responsible for the loss or misapplication of such sum.

5	WARRANTIES

5.1	Each of the Principal Sellers jointly and severally, and Sheila Batley and Annette Batley (in respect of themselves only) warrant to the Buyer for itself and for any successor in title to the Shares or to part or all of the Business that each Fundamental Warranty, is true, correct, accurate and not misleading at the date of this Agreement.

5.2	The Non-Option Sellers warrant jointly and severally, and the Option Sellers warrant severally, to the Buyer in the terms of all of the Warranties subject to:

(a)	the matters Disclosed in the Disclosure Letter, provided that such matters will be treated as qualifying or limiting the application of any Warranty only to the extent they are Disclosed; and

(b)	any exceptions for which express provision is made pursuant to this Agreement.

5.3	Each Warranty is a separate and independent warranty and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or any other provision in this Agreement.

5.4	The liability of the Sellers in respect of any Claim shall be limited to the extent set out in Schedule 5 and Part 3 of Schedule 8, except in relation to any Claim which arises out of any breach of Section 7 Restrictive Covenants, breach of any Fundamental Warranty or any fraud, dishonesty or wilful concealment by the Sellers.

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5.5	Any information supplied by any Group Company, its officers, employees or agents to the Sellers, its agents, representatives or advisers in connection with, or to form the basis of, the Warranties or any matter covered in the Disclosure Letter, or for any other reason, shall be deemed not to include or have included a representation, warranty or guarantee of its accuracy to the Sellers and shall not constitute a defence to the Sellers to any Claim made by the Buyer. Each Seller hereby waives any and all claims against the Company and all Group Companies, their officers, employees or agents in respect of any information so supplied (and undertakes that no other Person claiming under or through it will make any such claim). The Company, the Group Companies, their officers, employees and/or agents may enforce the terms of this clause 5.5 in accordance with the Contracts (Rights of Third Parties) Act 1999.

5.6	Where any Warranty is qualified by the expression “so far as the Sellers are aware” or “to the best of the knowledge, information and belief of the Sellers” or words having similar effect, such Warranty shall be deemed to include a statement that such awareness means both the best knowledge, information and belief of any of the Sellers, Mark Starkey, Patrick Foley, Adam Kingshott and John Ginty and also such knowledge which the Sellers would have had if they had made due, reasonable and careful enquiry of each other Seller and of Mark Starkey, Patrick Foley, Adam Kingshott and John Ginty.

5.7	For the purposes of the Warranties, references to the “Company” shall be deemed to extend both to the Company and to each of the Subsidiaries to the effect that each of the Warranties shall be deemed to be repeated (save where the context otherwise requires) in respect of each of the Subsidiaries as if the expression the “Company” had been replaced by the name of the Subsidiary concerned throughout.

5.8	Each of the paragraphs in Schedule 4 shall be interpreted as being deemed to include all references to the foreign equivalent of terms used, statutes and regulations referred to and concepts applied where a Group Company is incorporated in, does business in or is affected by the laws or regulations of a country outside England and Wales.

5.10	The Sellers shall not be liable for any Claim to the extent that the “Buyer had actual knowledge” of the facts, matters or circumstances (including, the magnitude of the potential risk), giving rise to the Claim prior to Completion. “Buyer had actual knowledge” (or words to that effect) means solely the actual (as opposed to constructive or imputed knowledge or which could have been discovered, whether by investigation made by the Buyer or on its behalf or was known by its advisors) knowledge of the Chief Executive Officer or Chief Financial Officer of the Buyer.

5.11	For the avoidance of doubt, the rights and remedies of the Buyer in respect of any Claim or claim under the Tax Covenant shall not be affected by Completion.

6	TAX

The provisions of Schedule 8 apply in this Agreement in relation to Taxation.

7	RESTRICTIVE COVENANTS

7.1	Each Seller (herein defined as Covenantor) severally undertakes to the Buyer (contracting for itself and as trustee for each Group Company and for any successor in title to the Shares or to all or part of the Business) that, except with the prior written consent of the Buyer which may be withheld in its sole and absolute discretion, he shall not, directly or indirectly (and shall not encourage or direct their Connected Persons to)::

(a)	in the period of three years from Completion in respect of the Non-Option Sellers and 12 months in respect of the Option Sellers, be concerned (as defined in clause 7.2 below) in any Competing Business within the United Kingdom, United States of America, Germany, Finland, Sweden, France, Spain, Denmark, Austria, Belgium, Russia, Australia, United Arab Emirates and Holland;

(b)	in the period of three years from Completion in respect of the Non-Option Sellers and 12 months in respect of the Option Sellers, have any dealings with, canvass, solicit or approach or cause to be canvassed, solicited or approached any Person, firm or company who:

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(i)	at any time during the 24 months prior to Completion shall have been a direct or indirect client, customer, supplier, distributor or agent (or a client or customer of a distributor or agent who, at any time during the 24 months prior to Completion received or benefitted from services and/ or products of any Group Company through such distributor or agent) of or to any Group Company; or

(ii)	at any time during the 24 months prior to Completion was a potential customer and was canvassed, solicited or approached by any Group Company;

(c)	in the period of three years from Completion in respect of the Non-Option Sellers and 12 months in respect of the Option Sellers, interfere, seek to interfere or take such steps as may interfere with or adversely affect or influence supplies to any Group Company from any suppliers who have supplied goods or services to any Group Company for use in connection with its trade or business at any time during the 24 months prior to Completion provided always that any such dealings shall or are likely to adversely affect the manner in which the relevant supplier deals with the relevant Group Company;

(d)	in the period of three years from Completion in respect of the Non-Option Sellers and 12 months in respect of the Option Sellers:

(i)	offer employment to or employ or offer to conclude any contract of services with any Key Employee or procure or facilitate the making of such an offer by any Person, firm or company; or

(ii)	solicit or approach or entice or endeavour to entice any Key Employee to terminate their employment or contract for services with any Group Company,

whether or not such Person would commit any breach of his contract of employment or contract for services by reason of so leaving the service of any Group Company or otherwise; or

(e)	hold himself/herself out as being interested in or in any way connected other than as:

(i)	a matter of historic fact;

(ii)	in the course of continued employment with a member of the Buyer’s Group;

(iii)	as a shareholder in a member of the Buyer’s Group

or permit any Person to hold out any Covenantor as being so interested.

7.2	For the purposes of this clause 7, a Covenantor will be concerned in a business if he/she carries it on as principal or agent or employee or if at the relevant time:

(a)	he/she is a partner, employee, consultant, director or agent in, of or to any Person who carries on the business; or

(b)	he/she has any direct or indirect financial interest (as shareholder or otherwise) in any Person who carries on the business; or

(c)	he/she is a partner, employee, consultant, director or agent in, of or to any Person who has a direct or indirect financial interest (as shareholder or otherwise) in any Person who carries on the business,

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disregarding any financial interest of a Person in securities which are held for investment purposes only if that Person, a Seller and any Person connected to it (the “Investors”) are together interested in units of an authorised unit trust and/or not more than three per cent (3%) of any class of the issued share or loan capital of any company quoted on a recognised investment exchange (as defined in FSMA) and provided that none of the Investors are involved in the management of the business of the issuer of the securities or of any Person connected with it other than by the exercise of voting rights attaching to the securities.

7.3	Each party acknowledges that each of the restrictions in this clause 7 is no more extensive than is reasonable and necessary to protect the interests of the Buyer as the buyer of the Shares. Each Covenantor confirms that it has received independent legal advice in relation to the terms of this clause 7.

7.4	Each Covenantor acknowledges that if any one of them breaches or violates any of the provisions of this clause 7, the Buyer would be irreparably harmed and have no adequate remedy at law and the applicable duration of the restriction shall be extended for such period of the breach or violation. Accordingly, each Covenantor agrees that, in addition to any claim for monetary damages available to it, Buyer may (on behalf of itself or any Group Company) seek to obtain injunctive relief of such other and further equitable relief as a court of competent jurisdiction seated in the European Union, the United Kingdom or the United States may deem to be appropriate in the circumstances.

7.5	Each Covenantor shall not, directly or indirectly, disparage any Group Company or and of its post-Completion shareholders, directors, officers, employees or agents. This clause 7.5 does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided, that such compliance does not exceed that required by the law, regulation, or order.

7.6	Each of the undertakings in clause is a separate undertaking by each Seller in relation to himself or herself and his or her interests and shall be enforceable by the Buyer and the Company separately and independently of their right to enforce any one or more of the other undertakings contained in that clause; provided, however, that the Buyer shall not be entitled to duplicate recoveries.

7.7	The parties acknowledge that the Sellers have confidential information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the Shares. Accordingly, each of the undertakings in clause 7 is considered fair and reasonable by the parties.

7.8	The consideration for the undertakings in clause 7 is included in the Consideration.

8	SEVERAL LIABILITY

8.1	Unless expressly provided otherwise with respect to the Principal Sellers (whose Warranties are joint and several), all Warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by the Sellers and/or Sellers (as applicable) are made, given or entered into severally by each of the Sellers and/or Sellers.

8.2	The Buyer may take action against any one or more of the Sellers and/or Sellers and/or may release or compromise in whole or in part the liability of any one or more of the Sellers and/or Sellers under this Agreement or grant any time or other indulgence without affecting the liability of any other of the Sellers and/or Sellers.

9	RELEASE BY THE SELLERS

9.1	Each of the Sellers confirms that, immediately following Completion, he neither has any claim or has any reason to believe he will have a claim (whether in respect of any breach of contract, compensation for loss of office or monies due to him or on any account whatsoever (other than in respect of any accrued salary and expenses since the prior month’s payroll under such Seller’s respective employment agreement to the extent due and unpaid) outstanding against the Company, any Group Company or any of their respective present or former employees, directors or officers (together, the “Relevant Persons”) and that no agreement or arrangement (other than the Transaction Documents or in respect of the Option Sellers their existing employment contracts) is outstanding under which the Company, any Group Company or Relevant Person has or could have any obligation of any kind to him.

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9.2	To the extent that any such claim or obligation referred to in clause 9.1 exists, or may exist, each of the Sellers irrevocably and unconditionally waives such claim or obligation and any unknown or contingent claim or obligation, and releases the Company, any Group Company and Relevant Person from any liability whatsoever in respect of such claim or obligation.

9.3	The Company, any Group Company or Relevant Person may enforce the terms of this clause 9 in accordance with the Contracts (Rights of Third Parties) Act 1999.

10	ANNOUNCEMENTS

10.1	Save for the Announcement and except to the extent otherwise expressly permitted by this Agreement, the parties shall keep confidential and not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter.

10.2	Notwithstanding any other provision in this Agreement, either party may, after consultation with the other party whenever practicable and to the extent permitted by law, make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter if and to the extent required by:

(a)	law; or

(b)	any securities exchange on which either party’s securities are listed or traded; or

(c)	any regulatory or governmental or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law; or

(d)	to the extent required under the constitutional or fund documentation of the Institutional Investors.

10.3	Clause 10.1 shall not apply to any announcement, communication or circular made or sent by a member of the Buyer’s Group after Completion to an employee, customer, distributor or supplier of the Company or any Group Company informing it of the Buyer’s purchase of the Shares (but not of any terms of this Agreement).

11	CONFIDENTIALITY

11.1	Each of the Sellers hereby undertakes with the Buyer that it shall preserve the confidentiality of the Non-Disclosable Information, and except to the extent otherwise expressly permitted by this Agreement, take reasonable steps so as not to directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes such Non-Disclosable Information.

11.2	The Buyer hereby undertakes with the Sellers for itself and on behalf of each member of the Buyer’s Group that it shall preserve the confidentiality of the Non-Disclosable Information that relates to the Sellers and to this Agreement, and except to the extent otherwise expressly permitted by this Agreement, take reasonable steps so as not to directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes such Non-Disclosable Information.

11.3	Notwithstanding any other provision in this Agreement, the Sellers and/or Buyer (as the case may be) may, after consultation with the other party (to the extent permitted by law), disclose Non-Disclosable Information if and to the extent:

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(a)	required by law, including applicable federal and state securities laws of the United States;

(b)	required by the rules of the Nasdaq Stock Market or any other securities exchange in which the Class A Common Stock of Buyer is listed or trades; or

(c)	required by or for the purposes of making any returns or providing information as required by, any regulatory or governmental or Tax Authority or other authority with relevant powers to which the relevant Seller is subject or submits (whether or not the authority has the force of law); or

(d)	required to vest the full benefit of this Agreement in the relevant party or to enforce any of the rights of the relevant party in this Agreement; or

(e)	required by the relevant party’s professional advisers to provide their services (and subject always to similar duties of confidentiality); or

(f)	that information is in or has come into the public domain through no fault of the relevant party; or

(g)	the Buyer or the Institutional Investors or Sellers has/have given prior written consent to the disclosure; or

(h)	necessary to obtain any relevant Tax clearances from any appropriate Tax Authority.

11.4	The restrictions contained in this clause 11 shall continue to apply after Completion without limit in time.

12	ENTIRE AGREEMENT

12.1	This Agreement and the Schedules and other documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

12.2	Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any Person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement. The Buyer agrees that rescission shall not be available as a remedy for any breach of this Agreement and the Buyer shall not be entitled to rescind or terminate this Agreement.

12.3	Nothing in this Agreement or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud.

13	CUMULATIVE RIGHTS

The rights of the Buyer under this Agreement are independent, cumulative and without prejudice to all other rights available to it whether as a matter of common law, statute, custom or otherwise.

14	ASSIGNMENT AND TRANSFER

14.1	This Agreement is personal to the parties and no party may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with this Agreement or any of its rights or obligations nor grant, declare, create or dispose of any right or interest in it without the prior written consent of:

(a)	the Buyer, in case of proposed dealing by a Seller; and

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(b)	either of the Sellers’ Representatives, in case of proposed dealing by the Buyer.

14.2	Any purported assignment, transfer, subcontracting, delegation, charging or dealing in contravention of this clause 14 shall be ineffective.

14.3	In the event there is an assignment of the Buyer’s rights pursuant to this Agreement, then the Sellers shall be under no greater liability to the assignee than they were to the Buyer.

15	COSTS AND EXPENSES

Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it and other agreements forming part of the transaction, save that this clause shall not prejudice the right of either party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement.

16	INTEREST ON LATE PAYMENTS

16.1	If a party fails to pay any sum payable by it on the due date for payment under this Agreement, it shall pay interest on the overdue sum for the period from and including the due date of payment up to the date of actual payment (after as well as before judgment) in accordance with clause 16.2.

16.2	The interest referred to in clause 16.1 shall accrue from day to day and shall be paid on demand at the rate of five per cent (5%) above the base rate from time to time of the Bank of England.

17	WITHHOLDING & GROSSING-UP

If, in respect of or in connection with any Claim, or otherwise in connection with any payment made under this Agreement, any amount payable to the Buyer by the Sellers is subject to Taxation or a Seller is required by law to deduct or withhold any amount of or in respect of Taxation from any such payment, the amount to be paid to the Buyer by the Sellers shall be increased to such amount as will ensure that the net amount received by the Buyer after such Taxation, deduction or withholding has been taken into account is equal to the full amount which would have been received and retained by the Buyer had the amount not been subject to Taxation, deduction or withholding, provided that no greater amount shall be payable under this clause 17 following any assignment or transfer by the Buyer of any rights, or enforcement by any other Person of any rights of the Buyer, under this Agreement than would have been payable in the absence of such assignment, transfer or enforcement by another Person.

18	EFFECT OF COMPLETION

This Agreement together with the other Transaction Documents shall, to the extent that they remain to be performed, continue in full force and effect notwithstanding Completion.

19	WAIVER

19.1	A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.

19.2	A waiver of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by the other party and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.

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19.3	Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

20	VARIATION

Any variation of this Agreement or of any of the documents referred to in it is valid only if it is in writing and signed by or on behalf of each party.

21	SEVERANCE

21.1	If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

21.2	If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, or the period of the obligation reduced in time, or the range of activities or area covered, reduced in scope, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

22	FURTHER ASSURANCE

22.1	The Sellers shall at their own cost from time to time on or following Completion, on being required to do so by the Buyer (acting reasonably), do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Buyer (acting reasonably) for giving full effect to the transfer of the legal and beneficial interest in the Shares to the Buyer.

22.2	Without limiting the generality of clause 22.1, if the legal title to and/or the beneficial interest in and/or possession or control of any asset which is used in the Business remains vested in any Seller or their Connected Persons after Completion (the “Missing Asset”), the relevant Seller(s) or Connected Person(s) shall:

(a)	be deemed to hold the Missing Asset in trust and/or as bailee for the Company or relevant Group Company (as applicable); and

(b)	as soon as practicable procure that possession and control of, and title to and any interest in, the Missing Asset is transferred to the Company or Group Company (as applicable) (or as the Company or Group Company directs) on terms that no consideration is provided by any Person for such transfer.

22.3	Without limiting the generality of clause 22.1, Principal Sellers hereby covenant to (a) review the required securities filing for the Buyer, as provided to the Principal Sellers by the Buyer with the U.S. Securities and Exchange Commission (“SEC”) following Completion to the extent that such filing discloses information concerning the business, management, share ownership of the Principal Sellers and related information concerning the Group Companies and/or the Sellers, (b) provide comments to drafts of such proposed filing furnished by the Buyer, and (c) will use their commercially reasonable efforts to ensure that such disclosures are true and accurate in all material respects and do not omit disclosures that, are necessary to make the statements contained therein, within the context made, not materially misleading. The Principal Seller’s obligations pursuant to this clause 22.3 shall expire 1) 6 months following Completion in relation to reviewing business, management, and related information concerning the Group Companies, and 2) on the date the Principal Sellers cease to hold any shares in the Buyer in respect of reviewing any share ownership information concerning the Principal Seller’s (or their Connected persons) ownership of shares in the Buyer.

22.4	Each Seller agrees to notify the Buyer as soon as practicable upon it coming to its attention that there are any Missing Assets in their possession or control.

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22.5	The parties shall each use their best endeavours to procure that Sahara Presentation Systems Plc is re-registered as a limited company (the Re-registration) as soon as reasonably practicable following Completion.

22.6	The Buyer hereby undertakes to the Sellers on behalf of itself and on behalf of each member of the Buyer’s Group to instruct and direct the Sellers’ Solicitors to hold the £12,000,000 cash currently held by the Sellers’ Solicitors on behalf of Sahara Presentation Systems Plc (Client Cash) as follows

(a)	The Buyer shall, no later than the Business Day following Re-registration, instruct the Sellers’ Solicitors to release the Client Cash to the Sellers in satisfaction of its obligation to make the Balancing Payment.

(b)	To the extent that some or all of the Balancing Payment has been paid by the Buyer to the Sellers using cash other than the Client Cash, the Buyer shall instruct and direct the Sellers’ Solicitors to return to the Buyer (or to such other party as the Buyer shall direct) such amount of the Client Cash as is equal to the amount of the Balancing Payment as has been paid to the Sellers.

23	SELLERS’ REPRESENTATIVES

23.1	Each of the Sellers hereby appoint the Sellers’ Representatives to act as their representatives and agree that the Buyer may rely, without enquiry, upon any action of any of the Sellers’ Representatives as the act of the Sellers in all matters referred to in this Agreement as being carried out by either of the Sellers’ Representative.

23.2	At any time, the Sellers may appoint a replacement Sellers’ Representative by decision taken by the Sellers holding the majority of the Shares immediately prior to Completion. Any such successor shall agree in writing to accept the appointment, and such appointment shall be promptly (and in any event within five Business Days) notified to the Buyer in writing.

23.3	The Sellers undertake that at least one Sellers’ Representative shall be appointed at all times.

24	NOTICES

24.1	Any communication to be given in connection with this Agreement shall be in writing in English except where expressly provided otherwise and shall either be delivered by hand or email. Delivery by courier shall be regarded as delivery by hand.

24.2	Such communication shall be sent to the address of the relevant party referred to in this Agreement or email address set out below or to such other address or email address as may previously have been communicated to the other party in accordance with this clause 24.2 and clause 24.5. Each communication shall be marked for the attention of the relevant Person.

Party	Email address	For the attention of

Sellers’ Representatives	kbatley@hotmail.co.uk	Kevin Batley

	nigel.batley@btinternet.com	Nigel Batley

with a copy (which shall not constitute notice) to	salim.somjee@crippspg.co.uk	Salim Somjee

Buyer	michael.pope@boxlight.com	Michael Pope

with a copy (which shall not constitute notice) to:	sweiss@mrllp.com	Stephen A. Weiss

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24.3	A communication shall be deemed to have been served:

(a)	if delivered by hand at the address referred to in clause 24.2, at the time of delivery; or

(b)	if sent by email to the email address specified in clause 24.2, at the time of completion of transmission by the sender, except that if the sender receives a notification of message delivery failure the notice shall not be deemed to have been served;

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this clause 24.2, it shall be deemed to have been delivered at the next opening of such business hours in the territory of the recipient.

24.4	In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the email was transmitted to the correct email address, whether or not opened or read by the recipient.

24.5	A party may notify the other parties to this Agreement of a change to its name, relevant Person, address or email address for the purposes of clause 24.2 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

24.6	Any communication required to be given to all or any of the Sellers in connection with this Agreement shall be deemed to be given if it is given to the Sellers’ Representatives, such Sellers’ Representatives receiving such communication as agent for the other Sellers. Service of any communication on the last known Sellers’ Representatives shall be deemed to constitute valid service thereof on all or any of the Sellers.

24.7	For the avoidance of doubt, the parties agree that the provisions of clauses 24.1, 24.2, 24.3, 24.4 and 24.5 shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Agreement.

25	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

26	GOVERNING LANGUAGE

26.1	If this Agreement or any other Transaction Document is translated into any language other than English, the English language text shall prevail in any event.

26.2	Each notice, instrument, certificate or other communication to be given by one party to another in connection with this Agreement or any other Transaction Document shall be in English (being the language of negotiation of this Agreement) and in the event that such notice, instrument, certificate or other communication is translated into any other language, the English language text shall prevail.

27	SUCCESSORS

This Agreement is made for the benefit of the parties and their successors and permitted assigns, and the rights and obligations of the parties under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

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28	RIGHTS OF THIRD PARTIES

Except as otherwise expressly stated herein, this Agreement does not confer any rights on any Person or party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

29	RIGHTS & REMEDIES

Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

30	DISPUTE RESOLUTION

In the event of a dispute arising out of or relating to the interpretation or application of this Agreement, including any question regarding its existence, validity or termination (‘Dispute’) which the parties cannot resolve by mutual agreement, the parties shall first seek settlement of the Dispute by mediation in accordance with the London Court of International Arbitration (LCIA) Mediation Procedure, which Procedure is deemed to be incorporated by reference into this clause. No party may commence any court proceedings in relation to the Dispute until it has attempted to settle the Dispute by mediation and either the mediation has terminated or the other party has failed to participate in the mediation, provided that the right to issue proceedings is not prejudiced by a delay. If the Dispute is not settled by mediation within 30 Business Days of the appointment of the mediator, or such further period as the parties shall agree in writing, then any party may commence court proceedings in relation to the Dispute.

31	GOVERNING LAW

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, whether of a contractual or non-contractual nature, shall be governed by and construed in accordance with the law of England and Wales.

32	JURISDICTION

The parties irrevocably agree that the courts of England and Wales located in London shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement in respect of any claim brought against the Buyer and shall have non-exclusive jurisdiction in respect of any claim brought by the Buyer.

33	EXECUTION

This Agreement is executed as a deed by the parties and is delivered and takes effect on the date at the beginning of this Agreement.

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Schedule 1

The Sellers

(1) Name and address	(2) Number of Ordinary Shares	(3) Number of Option Shares	(4) Exercise Amount	(5) Series B Consideration Shares	(6) Series C Consideration Shares	(7) Completion Payment	(8) Balancing Payment	(9) % of Consideration
Kevin Batley 5 Ashley Road Sevenoaks, Kent, TN13 3AN	4,400 A ordinary shares of £0.01 each	-	-	668,878 shares	557,399 shares	£16,880,000	£5,064,000	42.2%
Nigel Batley 28 Brattle Wood, Sevenoaks, Kent, TN13 1QU	4,400 C ordinary shares of £0.01 each	-	-	668,878 shares	557,399 shares	£16,880,000	£5,064,000	42.2%
Sheila Batley 5 Ashley Road, Sevenoaks, Kent, TN13 3AN	100 B ordinary shares of £0.01 each, and 500 A ordinary shares of £0.01 each	-	-	91,939 shares	75,949 shares	£2,3000,000	£690,000	5.75%
Annette Batley 28 Brattle Wood, Sevenoaks, Kent, TN13 1QU	100 D ordinary shares of £0.01 each, and 500 C ordinary shares of £0.01 each	-	-	91,939 shares	75,949 shares	£2,3000,000	£690,000	5.75%
Shaun Marklew Caxton House, Hurtis Hill, Crowborough, East Sussex, TN6 3BL	-	213 B ordinary shares of £0.01 each	£0.00	32,493 shares	27,077 shares	£820,000	£246,000	2.05
Simon Chidsey 6 Parker Lane, Mirfield, West Yorkshire, WF14 9NY	-	213 B ordinary shares of £0.01 each	£0.00	32,493 shares	27,077 shares	£820,000	£246,000	2.05
TOTAL	10,000	426		1,585,020 shares	1,320,850 shares	£40,000,000	£12,000,000	100

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Schedule 2

Part 1: Particulars of the Company

Company name	Sahara Holdings Limited
Registered number	03947832
Date of incorporation	14 March 2000
Place of incorporation	England & Wales
Address of registered office	Europa House Littlebrook Dc1, Shield Road, Dartford, Kent, England, DA1 5UR
Issued share capital	4,900 A ordinary shares of £0.01 each 526 B ordinary shares of £0.01 each 4,900 C ordinary shares of £0.01 each 100 D ordinary shares of £0.01 each
Charges	N/A
Directors	Nigel Batley Kevin Batley Annette Batley Sheila Batley
Secretary	Nigel Batley
Accounting reference date	31 December
Auditors	BDO LLP

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Part 2: Particulars of the Subsidiaries

Company name	Sahara Presentation Systems plc
Registered number	01335211
Date of incorporation	14 March 2000
Place of incorporation	England & Wales
Address of registered office	Europa House Littlebrook Dc1, Shield Road, Dartford, Kent, England, DA1 5UR
Issued share capital	50,440 ordinary shares of £1 each
Charges	Fixed charge, floating charge and negative pledge in favour of Barclays Bank plc created on 31 July 2014 Debenture in favour of Barclays Bank plc created on 5 April 1990
Directors	Nigel Batley Kevin Batley Mark Starkey Shaun Marklew Adam Kingshott John Ginty Patrick Foley Simon Chidsey
Secretary	Nigel Batley
Accounting reference date	31 December
Auditors	BDO LLP

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Company name	Sedao Limited
Registered number	05217995
Date of incorporation	31 August 2004
Place of incorporation	England and Wales
Address of registered office	Europa House, Shield Road, Dartford, England DA1 5UR
Issued share capital	100 ordinary shares of £1 each
Charges	None
Directors	Nigel Batley
Secretary	None
Accounting reference date	31 December
Auditors	BDO LLP

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Company name	Sahara Nordic AB
Registered number	5568260003
Date of incorporation	17 November 2010
Place of incorporation	Sweden
Address of registered office	C/O Oscarshamns Business Centre, Södra Långgatan 15 – 17, 572 33 OSKARSHAMN, KALMAR
Issued share capital	500 Shares at 100 SEK each
Charges	None
Directors	Kevin Batley Nigel Batley
Secretary	None
Accounting reference date	31 December
Auditors	BDO

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Company name	Sahara Nordic OY
Registered number	24282575
Date of incorporation	Finland 26 August 2011
Place of incorporation	Finland
Address of registered office	Laivalahden Puistotie 10, 00810 Helsinki
Issued share capital	100 Shares at €25 each
Charges	None
Directors	Kevin Batley Nigel Batley
Secretary	None
Accounting reference date	31 December
Auditors	BDO

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Company name	Sahara Presentation Systems, Inc
Registered number	6778018 Delaware
Date of incorporation	1 March 2018
Place of incorporation	Delaware, USA
Address of registered office	Suit Number 100, 401 West 6th Street, Georgetown, TX78626. Please refer to document 1.7.3.
Issued share capital	100 no par value common shares
Charges	None
Directors	Kevin Batley Nigel Batley
Secretary	Nigel Batley
Accounting reference date	31 December
Auditors	BDO

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Company name	Sahara Presentation Systems GmbH
Registered number	HRB 85523
Date of incorporation	15 January 2019
Place of incorporation	Germany
Address of registered office	3rd Floor Johannstr. 37 40476 Düsseldorf
Issued share capital	25,000 Shares at €1 each
Charges	None
Directors	Kevin Batley Nigel Batley
Secretary	None
Accounting reference date	31 December
Auditors	BDO

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Company name	Clevertouch B.V.
Registered number	76186458
Date of incorporation	24 October 2019
Place of incorporation	The Netherlands
Address of registered office	Office Room 13, The Mixer, Landdrostlaan 51 te Apeldoorn
Issued share capital	250 Shares at €100 each
Charges	None
Directors	Kevin Batley Nigel Batley
Secretary	None
Accounting reference date	31 December
Auditors	BDO

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Schedule 3

Part 1: Documents to be delivered by the Sellers

At Completion:

1.	each Seller shall deliver to the Buyer (or the Buyer’s Solicitors):

a.	duly executed transfer(s) in respect of the Shares to be transferred by it and the share certificate(s) for the Shares (or an indemnity in lieu thereof);

b.	an exercise form duly executed by each Option Seller in respect of his Options;

c.	an election in a form reasonably required by the Company for the transfer of liability of employer national insurance contributions in respect of exercise of any Options by the relevant Option Seller, duly executed by each Option Seller;

d.	an election under section 431 of the Income Tax (Earnings and Pensions) Act 2003, in respect of the issue to each Option Seller of shares on exercise of their Options, duly executed by each Option Seller;

e.	a duly executed power of attorney in respect of the exercise of the voting rights conferred on it by its Shares in the period after Completion;

f.	the Disclosure Letter, duly executed;

g.	the registers, minute books and other records required to be kept by the Company under the CA 2006, in each case properly written up as at the Completion Date, together with the common seals (if any), certificates of incorporation and any certificates of incorporation on change of name for each of the Company; and

h.	a duly executed copy of the Voting and Lockup Agreement.

2.	the Sellers shall deliver to the Buyer (or the Buyer’s Solicitors):

a.	the resignations in the agreed form of each of Annette Batley and Sheila Batley from their position as Directors of the Company and each Group Company; as well as the resignations of Nigel Batley, Mark Starkey, Shaun Marklew, Adam Kingshott, John Ginty, Patrick Foley and Simon Chidsey as Directors of Sahara Presentation Systems Plc

b.	the Variation to Service Agreements duly executed by each party to them;

c.	signed board minutes and resolutions of the Company in the agreed form approving the transfers of the Shares, the resignations of Sheila Batley and Annette Batley as directors of the Company and each Group Company and the appointment of Mark Starkey, Michael Pope, Takesha Brown, Hank Nance and Daniel Leis as directors of the Company and Michael Pope and Takesha Brown as directors of Sahara Presentation Systems Plc;

d.	all records, correspondence, documents, files, filing codes, memoranda and other papers and information relating to each Group Company or the Business not kept at the Properties or not otherwise in possession of the relevant Group Company;

f,	Letter of Non-Crystallisation in relation to the Debenture in favour of Barclays Bank plc created on 5 April 1990 in relation to the Company;

g.	statements from each bank at which the Group Companies has an account, giving the balance of such accounts at the close of business on the last Business Day before Completion;

h.	details of Group Companies cash book balances; and

i	reconciliation statements reconciling the cash book balances with the bank statements delivered above.

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Part 2: Documents to be delivered by the Buyer

1.	At Completion, the Buyer shall deliver to the Sellers (or the Sellers’ Solicitors):

a.	a counterpart of the Disclosure Letter, duly executed by the Buyer;

b.	a copy of the minutes of a meeting of the directors of the Buyer authorising the execution by the appropriate signatories on behalf of the Buyer of the relevant Transaction Documents;

c.	any power of attorney under which any Transaction Document has been executed;

d.	a copy of the form of Series B Consideration Shares Certificate and Series C Consideration Shares Certificate;

e.	within three Business Days after Completion, evidence of filing of the Series B Consideration Shares Certificate and Series C Consideration Shares Certificate with the Secretary of State of the State of Nevada;

f.	within three Business Days after filing of the Series B Consideration Shares Certificate and Series C Consideration Shares Certificate has been approved by the Secretary of State of the State of Nevada, Share certificates evidencing the Series B Consideration Shares and Series C Consideration Shares;

g.	on or following Completion, the Buyer will permit Key Employees of the Group Companies (to be allocated among such Persons as mutually agreed upon between the Principal Sellers and the Buyer) to be granted restricted stock units (“RSU’s”) entitling such Persons to purchase (i) up to 3,000,000 shares of Buyer’s Class A Common Stock which shall vest monthly over a period of forty-eight (48) months from Completion, plus (ii) such additional RSU’s as may be determined by the Board of Directors of Buyer on a case by case basis; and

h.	a duly executed copy of the Voting and Lockup Agreement.

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Schedule 4

Warranties

1	Capacity and authority

Capacity and Authority of the Sellers

1.1	Each of the Sellers has the requisite capacity and authority to enter into and perform this Agreement and each of the Sellers’ Completion Documents.

1.2	Each Seller has not:

(a)	had a bankruptcy petition presented against them or been declared bankrupt;

(b)	been served with a statutory demand, or is unable to pay any debts within the meaning of the Insolvency Act 1986;

(c)	entered into, or has proposed to enter into, any composition or arrangement with, or for, their creditors (including an individual voluntary arrangement); or

(d)	been the subject of any other event analogous to the foregoing in any jurisdiction.

Effect of Completion

1.3	This Agreement and the Sellers’ Completion Documents will, when executed by the Sellers, constitute binding obligations of the Sellers enforceable in accordance with their respective terms.

1.4	The entry by the Sellers into this Agreement and, as applicable, into each of the Sellers’ Completion Documents to which it is or will be a party and the performance by each of the Sellers of its obligations under this Agreement and each Sellers’ Completion Document does not and will not:

(a)	conflict with, result in a breach of or constitute a default under any Group Company’s memorandum, articles of association or equivalent document, or any agreement or instrument to which such Seller is a party (other than any confidentiality provisions); or

(b)	conflict with or result in a breach of any applicable law or regulation, or of any order, decree or judgment of any court, governmental agency or regulatory authority, that applies to such Seller.

2	The Shares

2.1	Each of the Sellers is the sole legal and beneficial owner of the Shares (or in the case of the Option Sellers, the Option Shares) set opposite his/her name in Schedule 1, and the Shares constitute the whole of the issued and allotted share capital of the Company and are duly authorized, validly issued, and fully paid or credited as fully paid.

2.2	There is no Encumbrance on, over or affecting the Shares or any of them, nor any agreement or commitment to create any such Encumbrance and no claim has been made that any Person is entitled to any such Encumbrance.

2.3	Save only as provided in this Agreement and the Options (all of which shall be exercised prior to Completion), there are no contracts, agreements or arrangements outstanding which call for the allotment, issue or transfer of, or accord to any Person the right to call for the allotment, issue or transfer of, the Shares, or any other shares, or any debentures in or securities of any Group Company.

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3	The Company

Incorporation and existence

3.1	Each Group Company is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated. Each Group Company has all necessary organizational power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Each Group Company is duly licensed or qualified to do business in each jurisdiction in which the operation of the Business as currently conducted makes such licensing or qualification necessary.

3.2	No Group Company has agreed to acquire, any shares, securities or other interests in, any other Person or undertaking.

3.3	The information contained in Schedule 2 relating to the Company and its Subsidiaries is true and accurate.

Subsidiaries

3.4	The Subsidiaries are the only subsidiaries of the Company, and the Company does not have and has never had any subsidiary other than the Subsidiaries.

3.5	The number of shares in each of the Subsidiaries set out in Part 2 of Schedule 2 comprise the whole of the issued and allotted share capital of the Subsidiaries and all of them are issued fully paid or credited as fully paid. There is no Encumbrance on, over or affecting the shares of the Subsidiaries, nor any agreement or commitment to create any such Encumbrance and no claim has been made that any Person is entitled to any such Encumbrance.

No partnership

3.6	The Group Companies do not act or carry on business in partnership with any other Person, are not a member (other than as a shareholder) of any corporate or unincorporated body, undertaking or association, and do not hold and are not liable in respect of any share or security which is not fully paid or which carries any liability.

Share capital

3.7	The Company has not at any time in the last six years:

(a)	issued or allotted any shares in excess of its authorised share capital;

(b)	repaid, redeemed or purchased or agreed to repay, redeem or purchase any securities or shares of any class of its share capital or otherwise reduced or agreed to reduce its issued share capital or any class thereof;

(c)	issued or agreed or resolved to issue securities or shares of any class otherwise than for cash;

(d)	held any of its shares as treasury shares or sold or transferred any shares that immediately before such sale or transfer were held by it as treasury shares;

(e)	directly or indirectly provided any financial assistance for the purpose of the acquisition of shares of the Company or of any holding company of the Company or for the purpose of reducing or discharging any liability incurred in any such acquisition;

(f)	capitalised or agreed to capitalise in the form of shares, debentures or any other securities or in paying up any amounts unpaid on any shares, debentures or other securities any profits or reserves of any class or description or passed or agreed to pass any resolutions to do so;

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(g)	received an unlawful distribution from any company; or

(h)	declared, paid or made a dividend or other distribution otherwise than in accordance with the articles of association of the Company and the applicable laws.

(i)	No shares in the capital of the Company have been issued, and no transfer of any such shares has been registered, except in accordance with all applicable laws and the memorandum and articles of association of the Company (as the case may be), and all such transfers have been duly stamped (where applicable).

(j)	No warning notice or restrictions notice has been issued under Schedule 1B (Enforcement of disclosure requirements) of the CA 2006 in respect of any shares or voting rights in, or any right to appoint or remove any member of the board of directors of, the Company

Joint ventures

3.8	No Group Company is or has in the last six years been party to any joint venture, consortium, partnership or profit sharing arrangement or agreement.

Historic acquisitions and disposals

3.9	In respect of all contracts entered into by a Group Company relating to the acquisition or disposal of companies or businesses during the last six years or longer if such contract imposes an obligation or liability on a Group Company which remains binding (the “Historic Sale Contracts”):

(a)	accurate and not misleading copies of such Historic Sale Contracts are contained in the Data Room;

(b)	no Group Company, or any counterparty, is in material breach of any of a Historic Sale Contract, and, so far as the Sellers are aware, there are no circumstances existing that may give rise to any such breach; and

(c)	all consideration owed under such Historic Sale Contracts has been paid, and there is no consideration which could become payable under a Historic Sale Contract in the future.

Commissions and Brokers Fees

3.10	No Person is entitled to receive from a Group Company any finder’s fee, brokerage or other commission in connection with the sale and purchase of the Shares.

4	Arrangements with the Sellers

Connected party arrangements

4.1	During the three-year period prior to the date of this Agreement there were no, and there are not currently outstanding, any contracts, agreements or arrangements (including customer and supply contracts) to which the Company is a party and in which any Seller or any director, officer, or shareholder of the Company or any of their respective Connected Persons is interested (and for the purposes of this paragraph a Person shall be deemed to be interested in a contract if, were he a director of the Company, he would be interested in that contract for the purposes of section 177 Companies Act 2006) save for employment contracts in the ordinary course of business.

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Competition with the Sellers

4.2	Save through the Company, none of the Sellers nor any other Person who is a director of any Seller or is a Connected Person in relation to any Seller (whether alone or for, together with or as agent or officer of any other Person, firm or company or through the medium of any company, partnership, unincorporated body or otherwise) carries on or is engaged, concerned or interested, whether directly or indirectly, in any company or business which competes with (or it is currently contemplated may become competitive with) or trades with the Business.

Operation of the Business

4.3	The Business does not depend on the use of assets owned by or facilities or services provided by any of the Sellers which are not being acquired pursuant to this Agreement and no further steps will be required to be taken to enable the Buyer, at Completion, to carry on the Business as carried on immediately prior to Completion.

5	Change of control

As a result of the acquisition of the Shares by the Buyer:

(a)	no party will be entitled to terminate any material agreement or arrangement with the Company (including, but not limited to, the Key Contracts);

(b)	no Key Supplier is entitled to cease or reduce or, so far as the Sellers are aware, will cease or reduce its supplies to the Company;

(c)	no Key Customer is entitled to cease dealing with or reduce the level of business with the Company or, so far as the Sellers are aware, will cease dealing with or reduce the level of business done with the Company;

(d)	no officer of the Company or Key Employee will become entitled to any payment or benefit or entitled to treat himself as redundant or otherwise dismissed or released from any obligation or, so far as the Sellers are aware, will leave the Company (other than as may be provided for in this Agreement); and

(e)	no licence, consent or other permission or approval required for or in connection with the carrying on of the Business will terminate or be revoked or become capable of termination or revocation.

6	Accuracy of information

Information in this Agreement

6.1	The information contained or referred to in Schedule 1 in respect of Share ownership and in Schedule 2 is true and accurate.

Records

6.2	The records, statutory books and books of account of the Company are duly written up and maintained in accordance with all applicable legal requirements and all such books and all records and documents (including all documents of title, accounts, books, ledgers and contracts to which it is a party) which are the property of the Company are in its possession or under its control and all accounts, documents, returns and forms required to be delivered or made to the Registrar of Companies and any relevant foreign equivalent have been duly and correctly delivered or made.

Constitutional documents

6.3	The copies of the memorandum and articles of association of the Company as set out in the Disclosure Letter, are complete and accurate in all respects, have attached to them all resolutions, amendments and other documents required by law to be so attached and fully set out the rights and restrictions attaching to each class of share capital of the Company.

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6.4	All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum and articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

6.5	All deeds and documents belonging to the Company, or to which any of them is a party, are in the possession of the Company or the relevant Subsidiary (as the case may be).

7	Accounts

True and fair view

7.1	The Accounts:

(a)	have been prepared in accordance with the relevant Accounts Standards; and

(b)	give a true and fair view of the assets, liabilities and financial position of the Company at the Accounts Date and of the profits and losses for the period covered by the Accounts.

7.2	So far as the Seller are aware, there are no material liabilities (whether actual, future, contingent, unqualified or disputed) which existed at the Accounts Date and which, pursuant to the Accounts Standards, was not permitted or required to be provided for or disclosed in the Accounts.

Consistency of preparation

7.3	The Accounts have been prepared on a basis consistent with the accounting policies, practices, estimation techniques, methods, assumptions and procedures used in the preparation of the accounts of the Company for the three consecutive accounting periods ending on 31 December 2019.

7.4	The Accounts (save as the Accounts expressly disclose) are not affected by any exceptional or non-recurring items; and

7.4	The Accounts have been audited by an individual or firm registered to act as auditors in the UK and the auditors’ reports thereon are unmodified.

7.5	The Accounts have been:

(a)	circulated to every person entitled to receive a copy in accordance with section 423 of the CA 2006; and

(b)	laid before the Company in general meeting, where required by the CA 2006 or the articles of association of the relevant company; and

(c)	filed with the Registrar of Companies,

in each case in accordance with the relevant requirements of the CA 2006 and all other applicable laws and regulations in the UK.

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7.6	Changes since 31 December 2019

Since 31 December 2019:

(a)	there has been no Material Adverse Effect or other material adverse change in the turnover or financial position of the Company;

(b)	the Company has not issued or agreed to issue any share or loan capital other than pursuant to the EMI Options;

(c)	the Company has not borrowed or raised any money or given or taken any form of financial security;

(d)	no capital expenditure has been incurred on any individual item by the Company in excess of £100,000.00 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £100,000.00;

(e)	there has been no abnormal increase or reduction of inventory, nor has the Company offered price reductions or discounts or allowances on sales of inventory, or inventory at less than its value in the Accounts outside of the usual course of business;

(f)	the Company has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by the Company which have been outstanding for more than 60 days of their due date for payment; and

(g)	there has been no change in the issued share capital of the Company or in the legal or beneficial ownership of the Company;

(h)	no dividend or other distribution (whether in cash, stock or in kind) has been (or has been deemed) declared, authorised, paid or made, by the Company;

(i)	no resolution of the Company in general meeting has been passed other than resolutions relating to ordinary business at annual general meetings;

(j)	the business of the Group Companies has been carried on in the ordinary course and so as to maintain it as a going concern;

(k)	the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset, interest in any share, debenture or security of any company, or undertaking;

(l)	no material change has been made in the emoluments or other terms of employment of any of the Key Employees and the Company has not paid any bonus or special remuneration to any such Key Employee outside of the ordinary course of business;

(m)	the Company has not placed any of its employees on furlough; and

(n)	the terms (including as to amount) of any commission, rebate or discount agreements or arrangements between the Company and its Key Suppliers, Key Customers have not been materially altered or renegotiated.

7.9	Financial and other records

All financial and other records of the Company (Records):

(a)	have been properly prepared and maintained;

(b)	constitute an accurate record of all matters required by law to appear in them, and in the case of the accounting records, comply with the requirements of section 386 and section 388 of the CA 2006;

(c)	so far as the Sellers are aware, do not contain any material inaccuracies or discrepancies; and

(d)	are in the possession of the Company.

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7.8	No notice has been received or allegation made that any of the Records are incorrect or should be rectified.

8	Management Accounts; Working Capital and Financial Projections

Disclosure

8.1	Having regard to the purpose for which they have been prepared, the 2020 Management Accounts:

(a)	disclose with reasonable accuracy the financial position of the Company at each date and for the period to which they relate;

(b)	are not affected to any material extent by any exceptional or non-recurring item.

8.2	Accurate copies of the Management Accounts are contained within the Disclosure Bundle.

8.3	At Completion, and in addition to the Cash Reserves, the Group Companies will have working capital (defined as consolidated current assets (including but not limited to cash, inventory and pre-payments) over consolidated current liabilities), which the Principal Shareholders reasonably believe is adequate to conduct the Business in the ordinary course as conducted in the 12 month period prior to Completion.

8.4	As far as the Principal Shareholders are aware, the financial projections furnished to the Buyer for the three fiscal years ending 2023 and contained at folder 3.9 of the Disclosure Bundle, are based on assumptions that are deemed reasonable by the Principal Shareholders and Key Employees, and do not include projected turnover or profits regarding any planned or future products that are not currently sold by the Group Companies (for the avoidance of doubt, the assumptions are based on the prevailing economic climate as at Completion and do not include any macro-economic effects that are outside of the control of the Group Companies).

9	Employees

The Employees

9.1	Data Room document 7.9.15 sets out an accurate list of all Employees (the “Employee List”) and, save as set out in the Employee List, there are no other Persons employed by the Company who are providing services to or assigned to the Business, or who will transfer to, or become the responsibility of (in whole or in part), the Company as a result of entering into this Agreement, or upon Completion.

9.2	The Employee List contains accurate details of:

(a)	the contract commencement date and type, date on which continuous employment commenced, job title, remuneration and all privileges or benefits (whether or not contractual entitlements and whether in cash or in kind), fixed-term/permanent status, notice period and other termination entitlements, place of work, employing entity of each Employee and Worker;

(b)	those Employees and Workers who are absent from work and whose absence has lasted or is expected to last one month or more, whether due to secondments, sabbaticals, maternity, adoption, paternity, parental, shared parental leave or other family-related leave, sickness or injury or disability or other long-term leave of absence and who have or may have a statutory or contractual right to return to work with the Company (including last working day and expected date of return if known);

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(c)	any Employee or Worker currently in their notice period, specifying whether notice was given by the Company, and if so the reason(s), or by the Employee or Worker; and

(d)	in respect of Workers, terms governing the ownership of intellectual property rights.

9.3	No offer of a contract of service, or of employee shareholder status, or for services has been made by the Company to any individual which has not yet been accepted or which has been accepted but where the individual’s employment/engagement has not yet started.

Terms and conditions

9.4	The Sellers have provided the Buyer with copies of, or where no agreement or documents exist, details of the following:

(a)	all directors’ service agreements and service agreements for all other Key Employees;

(b)	examples of all pro-forma contracts of employment and statements of terms and conditions for all Employees;

(c)	staff/employee handbooks, and all other benefits, procedures, schemes and policies relating to any of the Employees or Workers; and

(d)	all employee bonus, commission or incentive schemes or arrangements in which any Employee, Worker or director of the Company or any of their associates or nominees participates, is eligible to participate or has previously participated.

9.5	All contracts of service or for services with Employees and Workers can be terminated by three months’ notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal, if applicable).

Employment history (including redundancies and business transfers)/Collective employment representation

9.6	The Company has no obligation to make any payment or provide any benefit on the redundancy of any Employee in excess of the statutory redundancy payment, and has not, in the five years preceding Completion, operated any discretionary practice of making/providing any such excess payments or benefits to any of its employees. The Company has no obligation to follow any implied or express redundancy procedure.

9.7	Within the period of two years before Completion, the Company has not made, or started implementation of, any collective dismissals that have required or will require notification and/or consultation with any state authority, trade union, works or supervisory council, staff association and/or other body representing or in relation to any employees.

9.8	No individual has transferred to, or from, the Company by operation of the Transfer Regulations or otherwise in the two years before Completion and no individual is due to transfer to or from the Company by operation of the Transfer Regulations or otherwise on Completion or in the six months after Completion.

Disputes/Liabilities/Commitments

9.9	The basis of the remuneration and benefits provided to the Employees and Workers is the same as that in force at the last Accounts Date. There is no outstanding offer or commitment (whether legally binding or not) to review, alter and/or improve any terms, conditions, remuneration, benefits or schemes in relation to any Employee or Worker, including in relation to any bonus or incentive scheme.

9.10	So far as the Sellers are aware, the Company does not owe any amount to any Employee or Worker, or former employee or former worker (or their dependants) other than in respect of remuneration, pension contributions or reimbursement of business expenses (all of which have accrued in the normal course of business within the current payment period), and no Employee or Worker, or former employee or former worker, owes any amount to, or has any loan with the Company.

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9.11	So far as the Sellers are aware, there are no current, pending or anticipated investigations, grievances, conciliation discussions, protected disclosures, or disciplinary procedures (including any grievance or disciplinary appeals), or litigation, relating to any Employee or Worker or former employee or former worker, and there are no circumstances likely to give rise to any such investigations, grievances, conciliation discussions, protected disclosures, disciplinary procedures, or litigation.

Compliance

9.12	The Company has, in relation to each of its Employees and Workers, and its former employees and former workers, in any applicable jurisdiction, complied in all material respects with all obligations imposed on it by all contracts, statutes, directives, orders, regulations, collective agreements, awards, codes of conduct relevant to their terms and conditions of employment or engagement and to the relations between it and its Employees and Workers and former employees and former workers.

10	Pensions

10.1	Save for the Pension Schemes, there is not in operation as at the date of this Agreement, and there has not been in operation in the last six years prior to the date of this Agreement, and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice (whether or not legally enforceable) for the payment by the Company of, or payment by the Company of a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement (whether during service or after retirement), for the benefit of a Pensionable Employee or Pensionable Employee’s dependants.

10.2	The Company has duly complied with all applicable legal and administrative requirements relating to the Pension Schemes.

10.3	No amount due in respect of the Pension Schemes from the Company is unpaid.

10.4	The Pension Schemes are Defined Contribution Scheme (and, in particular, not a Defined Benefit Scheme) and no assurance, promise or guarantee (oral or written) has been made or given to any individual of any particular level or amount of benefits to be provided for or in respect of him under the Pension Scheme on retirement, death or leaving employment.

10.5	Material particulars of the Pension Schemes are set out in folder 8 of the Data Room.

11	Trading arrangements

Contracts

11.1	Other than in respect of the Key Contracts, the Company is not a party to any contract, arrangement or commitment which:

(a)	so far as the Sellers are aware , is of an unusual or abnormal nature having regard to the usual practice of such Group Company; or

(b)	is not on arm’s length commercial terms in the ordinary and usual course of business; or

(c)	involves any agency, franchise, consortium, partnership, joint venture or profit sharing arrangement; or

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(d)	contains covenants limiting or excluding such Group Company’s right to do business and/or to compete in any area or in any field or with any Person; or

(e)	involves the repurchase from customers or distributors of products or any other inventory;

(f)	is of a long-term nature (that is to say, unlikely to have been fully performed, in accordance with its terms, more than six months after the date on which it was entered into); or

(g)	is dependent on any guarantee, indemnity or security provided by any other Person (other than another Group Company); or

(h)	contains any clawback or similar provisions pursuant to which a party may be entitled to the return of fees already paid by the other party under such contract, arrangement or commitment; or

(i)	concerns any indebtedness (including, without limitation, guarantees) greater than $250,000; or

(j)	is with a governmental entity; or

(k)	limits or purports to limit the ability of any Group Company to compete in any line of business or with any Person or in any geographic area or during any period of time; or

(l)	is incapable of termination in accordance with its terms by such Group Company on six months’ notice or less and involves or would involve a liability on the part of the Company more than £500,000.

Key Contracts

11.2	The Sellers have provided the Buyer with accurate copies of all Key Contracts together with a description of any instance where the terms of any Key Contract are varied, related or otherwise are not materially adhered to by the Company or (so far as the Sellers are aware) by the counter-party to such Key Contracts.

11.3	The Company is not in breach of any of the Key Contracts (nor, so far as the Sellers are aware, in material breach of any other contract) in any material respects nor is any other party to any Key Contract.

11.4	So far as the Sellers are aware, in each case, none of the Key Contracts is invalid, nor are there any grounds (and there are no facts or circumstances likely to provide grounds) for determination, rescission, avoidance or repudiation of any Key Contract.

Standard terms

11.5	The Sellers have provided the Buyer with copies of all standard terms of the Company upon which the Company does business with any customers (including the Key Customers), suppliers (including the Key Suppliers), distributors or any other party together with a description of any instance where those terms are varied, relaxed or otherwise are not adhered to by the Company or (so far as the Sellers are aware) by the counter-party to such standard terms.

Key Suppliers

11.6	No Key Supplier has during the last 12 months:

(a)	ceased, or materially reduced or changed the terms of its trading with the Company; or

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(b)	indicated an intention to cease, or materially reduce or change the terms of its trading with the Company,

nor, so far as the Sellers are aware, is likely to do any of the above within the next 12 months.

11.7	There are no individual suppliers material to the Business other than the Key Suppliers and there are no agreements or arrangements, practices or customs which are binding on the Company engaged in by or between the Company and the Key Suppliers otherwise than as set out in the Disclosure Letter.

Key Customers

11.8	No Key Customer has during the last 12 months:

(a)	ceased, or materially reduced, or changed the terms of its trading with the Company; or

(b)	indicated an intention to cease, or materially reduce or change the terms of its trading with the Company,

nor, so far as the Sellers are aware, is likely to do any of the above within the next 12 months.

11.9	There are no individual customers material to the Business other than the Key Customers and there are no other agreements or arrangements, practices or customs which are binding on the Company engaged in by or between the Company and the Key Customers otherwise than as set out in the Disclosure Letter.

Attorneys and agents

11.10	The Company has not delegated any powers under a power of attorney which remains in effect and no Person has authority (express, implied or ostensible) to enter into any contract or commitment or to do anything on behalf of the Company (other than any ostensible or implied authorities to directors or employees to enter into routine contracts in the normal course of their duties).

Intra-group contracts

11.11	Copies of or, where the terms are not reduced to writing, a description of the key terms of, all agreements or arrangements between any of the Group Companies are set out in folder 4.1 of the Data Room.

Outsourcing arrangements

11.12	There is no current activity or service (including but not limited to payroll, accounting or other administrative services) being carried on for the benefit of or provided to the Company by a third party which, in the three years preceding the date of this Agreement, was carried on by the Company.

12	Licences to operate

12.1	All material statutory, municipal, governmental, regulatory, court and other requirements applicable to the formation, continuance in existence, creation and issue of securities, management, property or operations of the Company have been obtained and complied with.

12.2	All material licences, consents and other permissions and approvals required for or in connection with the carrying on of the Business (including nay Licenses-In that require payment of any royalty fee) have been obtained, and are in full force and effect and all reports, returns and information required by law or as a condition of any licence, consent, permit or approval to be made or given to any Person or authority in connection with the Business have been made or given to the appropriate Person or authority and there are no circumstances which indicate that any such licence, consent, permission or approval is likely to or may be revoked.

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13	Compliance

13.1	So far as the Sellers are aware, the Company is not liable for any criminal, illegal, unlawful, ultra vires or unauthorised act or breach of covenant or statutory duty and there is no violation of, or default with respect to, any statute, regulation, order, decree or judgment of any court or central or local government agency of the United Kingdom or any other country.

13.2	The Company has not received notification that any investigation or inquiry is being or has been conducted by any governmental or other body in respect of the affairs of the Company and the Sellers are not aware of any circumstances which would give rise to such investigation or inquiry.

13.3	None of the Directors:

(a)	have been convicted of any criminal offence or been subject to any criminal proceedings;

(b)	have been subject to any order made under the Company Directors Disqualification Act 1986;

(c)	have been censured by London Stock Exchange plc, the FSA, the FCA, the PRA, any other recognised investment exchange (whether privately or publicly) or by any governmental or quasi-government department, agency or body;

(d)	have been declared bankrupt or entered into a voluntary arrangement with his/her creditors;

(e)	have been subject to any proceedings brought in respect of a breach or alleged breach of any of the provisions of chapter 2 of Part 10 of the Companies Act 2006 (Duties of Directors).

Embargo Countries

13.4	Neither the Company nor any agent or representative of the Company:

(a)	engages in trade with or provides services to or trains or advises or donates money to or in any other way assists or facilitates the activities of any Embargo Entity;

(b)	engages in any activity referred to in paragraph (a) in relation to any agent or representative for or any subsidiary of any Embargo Entity, or in relation to any Entity ultimately controlled by an Embargo Entity;

(c)	owns any property or has any legal or beneficial interest in any Embargo Country or Embargo Entity or any agent or representative for or any subsidiary of any Embargo Entity or any Entity ultimately controlled by an Embargo Entity.

Anti-corruption

13.5	The Company has not at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the Foreign Corrupt Practices Act 1977 or equivalent legislation in other jurisdictions in which the Company or a Subsidiary operates.

13.6	So far as the Sellers are aware, no associated Person of the Company (as defined in section 8(1) Bribery Act 2010) has bribed another Person (within the meaning given in section 7(3) Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company.

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13.7	The Company has in place procedures designed to prevent the Company and its associated Persons from engaging in the conduct referred to in paragraphs 13.5 and 13.6.

14	Litigation

14.1	The Company is not, and no Person for whose acts and defaults they may be vicariously liable is, engaged or otherwise involved in any action or proceeding (whether civil or criminal), arbitration or mediation (whether formal or informal), investigation or inquiry in any jurisdiction.

14.2	Neither the Company nor so far as the Sellers are aware, any Person for whose acts and defaults the Company may be vicariously liable has received notice in writing or otherwise of:

(a)	any actual, pending or threatened governmental (or quasi-governmental), regulatory (or quasi-regulatory) investigation or inquiry, whether formal or otherwise, which is connected with the Company by, any such governmental, regulatory or similar body or agency in any jurisdiction; or

(b)	any claim in damages connected with the Company (whether liquidated or unliquidated), or of an injunction or other order or an application for such an injunction or other order, either as a party or non-party to proceedings, arbitration, investigation, inquiry or other action, formal or otherwise, which is connected with the Company in any jurisdiction.

14.3	So far as the Sellers are aware, there are no circumstances which are reasonably likely to lead to any such matter referred to in paragraphs 14.1 and 14.2.

14.4	There is no judgment, award, order or decision outstanding or pending against the Company or its assets.

14.5	So far as the Sellers are aware, the Company has not sold any products or supplied any services which were at the time they were sold or supplied or are, or will become, faulty or defective or which did not or do not comply with:

(a)	any warranties or representations expressly or impliedly made by or on behalf of the Company in connection with such products or services; or

(b)	any laws, regulations, standards and requirements applicable to such products or services.

14.6	No proceedings have been started, are pending or have been threatened against the Company:

14.7	in which it is claimed that any product sold by the Company is defective, not appropriate for its intended use or has caused bodily injury or material damage to any person or property when applied or used as intended; or

14.8	in respect of any services supplied by the Company.

14.9	There are no disputes between the Company and any of their respective customers, clients or any other third parties in connection with any products or services, sold or supplied by the Company.

15	Insurance

15.1	True and accurate copies of the Policies are set out in folder 13of the Data Room.

15.2	Each of the Policies is valid and enforceable and is not void or voidable.

15.3	The Company has not done anything or omitted to do anything which is likely to:

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(a)	make any of the Policies void or voidable;

(b)	entitle the insurers under any of the Policies to refuse indemnity in whole or in part in respect of any claims under the Policies; or

(c)	prejudice the ability of the Company to effect insurance on the same or better terms in the future.

15.4	No claims have been made, no claim is outstanding and, so far as the Sellers are aware, no fact or circumstance exists which might give rise to a claim under any of the Policies, and no event, act or omission has occurred which requires notification under any of the Policies.

15.5	All premiums which are due under the Policies have been paid in full and on the due date.

15.6	The Disclosure Letter contains accurate details of all insurance claims made by the Company during the period of 24 months ending on the date of this Agreement.

16	Assets

16.1	The tangible assets (excluding any Intellectual Property for the avoidance of doubt) owned or held by the Company, together with assets held under any leasing, hire, hire-purchase, retention of title, conditional sale or credit sale agreement, comprise all assets necessary for the continuation of, and which are used by, the Business as carried on at the date of this Agreement and such assets are in satisfactory operating condition and repair (subject to usual wear and tear), and are adequate for the uses to which they are being put.

16.2	All the assets and property used or held by the Company for the purposes of carrying on the Business are its absolute property and in its possession and control and none is the subject of any Encumbrance (excepting any lien arising by operation of law in the ordinary course of trading) or, save as Disclosed in the Disclosure Letter, the subject of any leasing, hire, hire-purchase, retention of title, conditional sale or credit sale agreement.

16.3	The Sellers have provided the Buyer with a copy of the terms upon which the Company use those assets and property subject to leasing, hire, hire-purchase, conditional sale or credit sale agreement terms.

16.4	The Company has not provided any of its assets or property to any third party on lease, hire, hire-purchase, conditional sale or credit sale agreement terms.

16.5	As far as the Principal Shareholders are aware, the finished goods inventories of the Group Companies, when taken as a whole, are in saleable and merchantable condition and fit for the intended use by the Group Companies customers.

17	Intellectual Property

Ownership and Licensing

17.1	The Company is the sole legal and beneficial owner, or lawful licensee, of the Business IP.

17.2	All Owned Business IP is valid, enforceable and subsisting and nothing has been done or omitted to be done which may cause any of it to cease to be so.

17.3	All Business IP created for the Company has been created by an employee of the Company acting within the course of his employment or a third party bound by an agreement vesting ownership in the Company resulting in ownership of that Business IP vesting in the Company and which includes a waiver (where such third party is an individual) of any moral rights regarding such Business IP, to the extent permitted by applicable law.

17.4	Material details of all material Owned Business IP are set out in folder 9in the Data Room.

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17.5	Accurate and not misleading copies of all Licences-Out and Licences-In (including any amendments and variations to those agreements) have been provided by the Sellers to the Buyer, together with a copy of all licences and agreements relating to Intellectual Property which the Company is in the course of negotiating.

Maintenance of Business IP

17.6	All renewal and extension fees, including all fines, penalties and interest in respect of all registered Owned Business IP have been paid in full on the date due.

17.7	The Company is in possession of and owns and controls all documents and materials:

(a)	which relate to the right, title and interests of the Company to the Business IP; and

(b)	necessary for the prosecution and maintenance of all registrations and applications for registration of Owned Business IP and the Company’s rights in the Licensed Business IP.

Dealings and adequacy of rights

17.8	None of the Owned Business IP is subject to any Encumbrance.

17.9	Other than under a Licence-Out, the Company has not authorised or otherwise expressly or impliedly permitted any use whatsoever of the Business IP.

17.10	The Owned Business IP and Licensed Business IP together comprise all Intellectual Property material to and/or reasonably necessary to carry on the Business as conducted by the Company at the date of Completion and to carry out all existing obligations and commitments of the Business as at the date of Completion.

Infringements

17.11	The activities, processes, methods, products, services, web sites, documents, materials and Intellectual Property used, dealt in or supplied by the Company on or before the date of Completion do not at the date of Completion, nor did they at the time, infringe or make unauthorised use of the rights of any Person.

17.12	No Person or competent authority has made any claim, challenge or opposition in relation to the Owned Business IP or Confidential Information.

17.13	So far as the Sellers are aware, there is not, and never has been an actual, suspected or threatened infringement or unauthorised use by a third party of any Owned Business IP or Confidential Information.

Confidential Information

17.14	So far as the Sellers are aware, all Confidential Information is kept confidential by the Company and the Company has not disclosed any of its Confidential Information other than:

(a)	to its employees and professional advisers, and then only in circumstances of strict confidentiality; and

(b)	in the ordinary course of business and in the case of a material disclosure, subject to a binding confidentiality agreement.

17.15	The Sellers are not aware of any breach of any obligations of confidentiality owed by any Person to the Company, including for this purpose by its employees, consultants, agents or professional advisers.

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17.16	The Company is entitled to use all Confidential Information in their possession and there are no restrictions on its use of such Confidential Information.

Claims

17.17	No claims, disputes or proceedings in respect of Business IP have been settled by the Company in the three years immediately preceding Completion.

17.18	There are and have been no claims, disputes or proceedings (and none is pending, threatened or expected) in relation to the Owned Business IP or (so far as the Sellers are aware) the Licensed Business IP, and, so far as the Sellers are aware, there are no circumstances which might have an adverse effect on the Company’s rights in, and use of, the Business IP.

18	ICT Infrastructure

18.1	Material details of the ICT Infrastructure are set out in the Data Room at folder 11.

18.2	The arrangements relating to the ICT Infrastructure (including its operation and maintenance and any amendments or modifications to it) will not of itself be adversely affected by the transaction contemplated under this Agreement and the ICT Infrastructure will continue to be available for use by the Company immediately following Completion and thereafter on substantially the same terms and conditions as prevailed immediately before Completion.

18.3	The Company is the sole legal and beneficial owners of the ICT Infrastructure and the ICT Infrastructure is used exclusively by the Company.

18.4	The ICT Infrastructure is:

(a)	free from Encumbrances;

(b)	so far as the Sellers are aware, in working order and functions materially in accordance with all applicable specifications;

(c)	maintained and supported in accordance with good industry practice and is covered by maintenance and warranty provisions to remedy, or provide compensation for, any material defect;

(d)	protected by appropriate security and disaster recovery arrangements including taking and storing back-up copies (both on and off site) of the Software and any data in the ICT Infrastructure and following procedures for preventing the introduction of viruses to, and unauthorised access of, the ICT Infrastructure.

18.5	As far as the Sellers are aware, the Company has not experienced in the three years preceding Completion any disruption in or to its operations or business as a result of:

(a)	any substantially decreased performance or material defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, lack of capacity or otherwise; or

(b)	a material breach of security in relation to any part of the ICT Infrastructure.

18.6	Software which is Owned Business IP is not the subject of any source code escrow arrangement and the source code in such Software has not been disclosed to, or otherwise become known by, any third party.

18.7	The Software which is Owned Business IP does not include or incorporate any Publicly Available Software and the Company has not used or exploited, and have adopted procedures to avoid the use or exploitation in the Business of, any Publicly Available Software.

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19	Data protection

19.1	In respect of all and any personal Data processed by the Group, the Company:

(a)	has made all necessary registrations in accordance with the Data Protection Legislation and has listed all registrations in document 10of the Data Room;

(b)	complies in all material respects with the Data Protection Legislation;

(c)	has complied with any subject access requests made pursuant to the Data Protection Legislation;

(d)	has not received any notice or communication of any kind pursuant to any part of the Data Protection Legislation; and

(e)	has not received any communication from any Person alleging breach of any Data Protection Legislation or complaining about the Company’s use of personal Data.

19.2	So far as the Sellers are aware, there have not been any incidents of data security breaches with respect to personal Data stored or held by or (so far as the Sellers are aware) on behalf of any Group Company and no Person has had unauthorised or unlawful access of any such personal Data.

19.3	Where processing of personal Data is based on the consent of a data subject (as that term is defined in the DPA) (including marketing by electronic means), each data subject has freely and unambiguously given its specific and informed consent to all processing of his or her personal Data carried on by or on behalf of any Group Company.

19.4	No personal Data in respect of which any Group Company within the European Economic Area is a Controller has been transferred by that Group Company outside the European Economic Area, other than:

(a)	to a recipient located within a country in respect of which the European Commission has made a positive decision as to whether such country ensures an adequate level of protection of personal data (known as a “white list” country);

(b)	to a recipient with whom a Group Company has entered into an agreement incorporating the model clauses approved by the European Commission under: (i) Decision 2001/497/EC; (ii) Decision 2004/915/EC; or (iii) Decision 2010/87/EU;

(c)	to a recipient located in the United States who has registered as a participant in the EU-US Privacy Shield; or

(d)	otherwise in compliance with the Data Protection Legislation.

19.5	The Company has not supplied or provided access to personal Data processed by it to a third party for remuneration or other consideration.

20	Dealings over the internet

20.1	The appropriate standard terms and conditions of the Company from time to time are properly incorporated into any transaction conducted over the internet by the Company and govern access to and use of any Company Web Site.

20.2	So far as the Sellers are aware, the contents of any Company Web Site and all transactions conducted over the internet comply with all laws and regulations in any applicable jurisdiction.

20.3	The Data Room contains a correct, current, and complete list of all social media accounts used by the Company in the conduct of the Business. The Company has complied, in all material respects, with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”).

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20.4	There are no actions settled, pending, or, so far as Sellers are aware, threatened alleging (A) any breach or other violation of any Platform Agreement by the Company; or (B) defamation, any violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media in the conduct of the Business.

21	The Properties

Details of the Properties

21.1	The information in respect of each Property set out in Schedule 7 is true and accurate in all material respects.

21.2	No Group Company owns or has any interest in any land or building other than the Properties, and no Group Company has entered into any legally binding agreement for the purchase of any such interest.

21.3	The Group has no historical or continuing liability whatsoever in respect of any freehold, leasehold or other interest in any property other than in relation to the Properties.

21.4	The Group has not had occasion to make any claim or complaint in relation to any neighbouring property or its use or occupation and there are no disputes, claims, actions, demands or complaints in respect of any Property which are ongoing nor are any disputes, claims, actions, demands or complaints anticipated and no notices materially affecting any Property have been given or received and not complied with.

21.5	Accurate and not misleading copies of all tenancies pursuant to which a Property is held or used are Disclosed in the Data Room (the “Leases”).

Statutory obligations

21.6	No notice of any breach has been received by the Group of any applicable statutory and by law requirements with respect to each Property, and in particular with the requirements as to fire safety and fire precautions under the Regulatory Reform (Fire Safety) Order 2005, asbestos under the Control of Asbestos Regulations 2006 and general matters under the Public Health Acts, the Offices, Shops and Railway Premises Act 1963, the Health and Safety at Work Act 1974 and the Factories Act 1961.

Leases

21.7	The Company has paid the rent without complaint or objection from the landlord and there is no subsisting material breach, nor any material non-observance of any covenants, condition or agreement contained in the Leases on the part of either the landlord or the Group.

21.8	No Group Company has in the past been the tenant of or guarantor of any leasehold premises not listed in Schedule 5 in respect of which any obligations or liabilities could still accrue to the Group.

21.9	No alterations have been made to the Properties at the expense of any Group Company without all necessary consents and approvals.

21.10	No alterations or works have been carried out on the Properties by the Company during the term of the leases relating to such Properties.

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22	Environmental

22.1	The Group Companies have complied in all material respects with all Environmental Laws.

22.2	No Group Company has, in the last three years, received any communication in any form from any relevant authority from which it appears that it may be or is alleged to be in breach of Environmental Laws, or where failure to comply with such communication could constitute a breach of Environmental Laws or where compliance with such communication could be secured by further proceedings by such relevant authority. So far as the Sellers are aware, there are no circumstances which might give rise to such a communication being received and the Sellers are not aware of any intention on the part of any such authority to give such communication.

22.3	So far as the Sellers are aware, there are no facts or circumstances which may give rise to any actual or potential liability (whether civil or criminal) on the part of any Group Company or any of its officers in relation to Environmental Matters.

22.4	No Group Company has received any notice or intimation of any complaint or claim from any Person in respect of Environmental Matters.

22.5	No Group Company is, nor has any Group Company in the last three years, been engaged in any action, litigation, arbitration or dispute resolution proceedings or subject to any audit or investigation under Environmental Laws or otherwise in relation to Environmental Matters and the Sellers are not aware of any such matters pending or being threatened or of any circumstances or facts likely to give rise to any such matters.

22.6	No Group Company has given or received any warranties or indemnities in respect of, nor has any Group Company otherwise attempted to apportion, liabilities, duties or obligations relating to Environmental Matters or arising under Environmental Laws.

23	Health and Safety

The Group Companies have complied in all material respects with all Health and Safety Laws and no Group Company has received any written notice in the last two years of any alleged breach of Health and Safety Laws which has not been complied with.

24	Bank accounts, borrowings and lending

Bank accounts

24.1	Full details of all bank accounts maintained by the Company are accurately set out in folder 3 of the Data Room and the total amount borrowed by the Company from its bankers does not exceed its agreed overdraft facilities.

Borrowings

24.2	The total amount borrowed by the Company does not exceed any limitation on its borrowing powers contained in its Articles of Association, or in any debenture or other deed or document binding on it.

24.3	The Company does not have outstanding, nor has agreed to create or issue, any loan capital, nor have they factored any of their debts, or engaged in financing of a type which would not require to be shown or reflected in the Accounts, or borrowed any money which they have not repaid, except for borrowings not exceeding the amounts shown in the Accounts.

Loans

24.4	Other than in the ordinary course of business, the Company has not lent any money which has not been repaid, and the Company does not own the benefit of any debts (whether or not due for payment), other than debts which have arisen in the ordinary course of business.

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Default

24.5	The Company has not, by reason of its default, become bound, and no Person has become entitled (or with the giving of notice and/or the issue of a certificate will become entitled) to require it, to repay prior to its stipulated due date any loan capital or other debenture, redeemable preference share capital or borrowed money and no notice has been received of such liability having arisen for any other reason.

Guarantees and Indemnities

24.6	The Company has no liability (whether actual or contingent) under any guarantee, indemnity or other agreement to secure or incur a financial or other obligation relating to the failure of another Person (other than the Company) to perform its obligations.

24.7	No part of the borrowings, or indebtedness in the nature of borrowings, of the Company is dependent on the guarantee or indemnity of, or security provided by, another Person (other than another of the Companies). No contract or arrangement to which the Company is party is dependent on the guarantee or indemnity of, or security provided by, another Person (other than another of the Companies).

25	Grants and allowances

25.1	Accurate and not misleading details of all investment grants received by the Company and all other grants or loans received from any governmental department or agency or any local or other authority by virtue of any statute are set out in the Disclosure Letter.

25.2	No act, transaction or omission has occurred which will or may cause, and the purchase by the Buyer of the Shares will not cause, the Company to be held liable to refund in whole or in part any investment grant or any other grant or loan referred to in paragraph 25.1, or for any such grant or loan for which application has been made not to be paid to the Company or to be reduced.

26	Insolvency

26.1	The Company:

(a)	is not insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable to the Company concerned; and

(b)	has not stopped paying its debts as they fall due.

26.2	No step has been taken in any jurisdiction to initiate any process by or under which:

(a)	the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented;

(b)	some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company;

(c)	a Person is appointed to manage the affairs, business and assets of the Company on behalf of its creditors; or

(d)	the holder of a charge over all or any of the assets of the Company is appointed to control the business and/or all or any assets of the Company.

26.3	No process has been instituted which could lead to the Company being dissolved and its assets being distributed among its creditors, shareholders or other contributors.

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27	Competition, anti-trust and cartels

27.1	The Company has not done anything and are not a party to any agreement, arrangement, concerted practice or course of conduct which contravenes or is likely to or may contravene, or which required or requires notification or which is, or is likely to be or has been the subject of any enquiry, complaint, investigation or proceeding under any of the provisions of the Enterprise Act 2002, Fair Trading Act 1973, the Treaty on the Functioning of the European Union, the Competition Act 1980, the Competition Act 1998, EU Regulation 4064/89 or EU Regulation 139/2004 or any other competition, anti-trust, consumer protection, anti-monopoly, anti-cartel, state aid control, merger or specific sectoral legislation or regulation in any country of the world in which or with which it does business. Nor is the Company a member or party to any agreement or arrangement which required registration under the Restrictive Trade Practices Acts 1976 and 1977.

27.2	So far as the Sellers are aware, no officer or employee of the Company is or has been a party to any agreement, arrangement or course of action which may constitute an offence under the Enterprise Act 2002 or may lead to disqualification under the competition provisions of the Company Directors Disqualification Act 1986.

28	Financial services

The Company does not carry on nor has it carried on at any time any regulated activity in any country in relation to which it is or was required to apply to be authorised or licenced by the relevant financial services competent authority under the local implementation of the Markets in Financial Instruments Directive (Directive 2004/39/EC) or otherwise.

29	Share Schemes

29.1	There are no options to acquire shares in any Group Company granted under Schedule 5 (Enterprise management incentives) to ITEPA 2003 (“EMI Options”) and there are no agreements, schemes or promises to grant any such EMI Options, other than the Options.

29.2	At the date of grant of each Option purported to be granted as an EMI Option: (i) the relevant Group Company met the requirements of Part 3 of Schedule 5 to ITEPA 2003 and (ii) the relevant Option Seller met the requirements of Part 4 of that schedule.

29.3	The grant of the Options were notified to the relevant Tax Authority pursuant to, and in accordance with, the requirements of paragraph 44 of Schedule 5 to ITEPA 2003.

29.4	There have been no disqualifying events in respect of the Options under section 534 of ITEPA 2003 (“Disqualifying Events”) or material amendments to any of the terms of any of the Options and no Group Company is aware of any circumstances (other than Completion itself) which are likely to cause any such Disqualifying Event to occur.

29.5	Each Option was granted with an exercise price equal to or greater than the fair market value of the underlying Option Shares on the date of grant.

29.6	No employment related securities (as defined in sections 420 and 421B(8) of ITEPA 2003), including, without limitation, any shares acquired under section 205A of the Employment Rights Act 1996, have been issued or transferred (other than under any EMI Option):

(a)	by any Group Company; or

(b)	under any arrangements established by any Group Company,

and there are no agreements, schemes or promises to make any such issues or transfers.

29.7	No securities options (as defined in section 420(8) of ITEPA 2003) (other than EMI Options) have been granted:

(a)	by any Group Company; or

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(b)	under any arrangements established by any Group Company,

to any current, former or proposed employees or directors of any Group Company (or to nominees or associates of such individuals) and there are no agreements, schemes or promises to make any such grant.

29.8	For any restricted securities (as defined in section 423 of ITEPA 2003) acquired by any current, former or proposed employees or directors of any Group Company (or any nominees or associates of such individuals):

(a)	a joint election to disapply fully Chapter 2 of Part 7 of ITEPA 2003 has been made under section 431(1) of ITEPA 2003; and

(b)	all such joint elections have been properly made using forms approved by the relevant Tax Authority and within the applicable time limits.

29.9	There are no employee benefit trusts, family benefit trusts, or similar arrangements established by any Group Company, under which any current or former employees or directors of any Group Company may benefit in any form.

30	Tax

30.1	All Taxation (whether of the UK or elsewhere) for which any Group Company has been liable during the last six years has, in all material respects been duly paid (insofar as such Taxation ought to have been paid) and no material penalties, fines, surcharges or interest have been incurred by any Group Company during the last six years.

30.2	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have or should have been submitted by each Group Company to any Tax Authority for Tax purposes in the last six years have been made on a proper basis, were submitted within applicable time limits and were complete and accurate in all material respects. None of the above is, or, so far as the Sellers are aware, is likely to become the subject of any material dispute with any Tax Authority.

30.3	Each Group Company has, in all material respects, kept and maintained complete and accurate records, invoices and other information in relation to Tax, that meet all legal requirements and enable the Tax liabilities of the Group Company concerned to be calculated accurately in all material respects.

30.4	All Taxation and National Insurance Contributions deductible by the Company under the PAYE system, the Construction Industry Scheme or any other Taxation law have, so far as required to be deducted by the Company, been deducted from all payments made (or treated as made) by the Company. All amounts due to be paid by the Company to the relevant Tax Authority under the PAYE system on or before the date of this Agreement have been so paid.

30.5	No payments or loans have been made to, no assets have been made available or transferred to, and no assets have been ear-marked, however informally, for the benefit of, any employee or former employee (or anyone linked with such employee or former employee) of the Company by an employee benefit trust or another third party falling within the provisions of Part 7A of the Income Tax (Earnings and Pensions) Act 2003.

30.6	The Accounts make proper provision or reserve in accordance with generally accepted accounting principles for all Taxation for which any Group Company is accountable at the Accounts Date. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

30.7	No Tax chargeable on any Group Company or subject to withholding or deduction by any Group Company during any accounting period ending on or within the last six years has to any extent depended on any unpublished understanding, concession, agreement, arrangement or dispensation with any Tax Authority.

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30.8	No Group Company has been party to, or otherwise been involved with, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation or amounts to be accounted for under PAYE.

30.9	So far as the Sellers are aware, no Group Company is, nor will any Group Company become, as a result of circumstances applying on or prior to Completion, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than a Group Company).

30.10	Each Group Company is and has throughout the past seven (7) years been resident for Tax purposes solely in the jurisdiction in which it was incorporated as stated in Schedule 2 and, so far as the Sellers are aware, no Group Company has, at any time in the past seven (7) years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other Taxation purpose nor has or has had a permanent establishment in any other jurisdiction.

30.11	The Company does not hold, nor within the last seven (7) years has held, shares in a company, other than any other Group Company, which is not resident in the UK or a material interest in an offshore fund.

30.12	All transactions or arrangements made by any Group Company have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been, or is likely to be, made by any Tax Authority in connection with any such transactions or arrangements .

30.13	The Company is a taxable person for the purposes of VATA and is registered for VAT with quarterly prescribed accounting periods.

30.14	The Company has not, in the period of six (6) years ending with the date of Completion, been a member of a group of companies for the purposes of section 43 of VATA.

30.15	All supplies made by the Company are taxable supplies for VAT purposes. The Company will not be denied full credit for all input tax paid or suffered by it on or before Completion.

30.16	The Company does not own any assets which are capital assets subject to the capital goods scheme under Part XV of the VAT Regulations 1995, nor has the Company ever exercised any option to tax under Part I of Schedule 10 to the VATA.

30.17	No Group Company has not at any time in the last 7 years made any loan or advance or payment or given any consideration (other than the payment of a dividend) to any shareholder, which has not been repaid in full.

30.18	The book value shown in, or adopted for the purposes of, the Accounts as the value of each of the tangible fixed assets of each Group Company does not exceed the amount which on a disposal of such asset at the date of this Agreement would be deductible as acquisition cost in computing the capital gain or deductible loss.

30.19	The Company has no capital losses available for carry-forward other than as disclosed in its corporation tax returns.

30.20	Other than as shown in its corporation tax returns, the Company has not within the last six (6) years claimed first-year tax credits within the meaning of Schedule A1 of the CAA 2001, business renovation allowances under Part 3A of CAA 2001, flat conversion allowances under Part 4A of CAA 2001, or owned at the Accounts Date any asset which, if disposed of at the date of this Agreement for consideration equal to its net book value as included in the Accounts would give rise to a balancing adjustment or clawback of allowances for the purposes of CAA 2001.

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30.21	No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010 has been made in the six years prior to the Accounts Date (or will be deemed to have been made at any time during the six years prior to the Accounts Date) by the Company, except dividends shown in its statutory accounts, and the Company is not bound to make any such distribution.

30.22	The Company has not, within the period of seven (7) years preceding the date of this Agreement, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).

30.23	All financing costs, including interest, discount and premiums, payable by the Company prior to Completion in respect of its loan relationships within the meaning of section 302 of CTA 2009 are eligible to be brought into account by the Company as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that, such debits are recognised in the statutory accounts of the Company, other than to extent shown in the corporation tax returns of the Company.

30.24	The tax returns and computations of each Group Company included in the Data Room include relevant details of the amount of expenditure on each of the intangible fixed assets (including goodwill and intellectual property) of any Group Company.

30.25	The Company does not hold nor has held any right to which Part 8A of CTA 2010 applies or an exclusive licence in respect of such right within section 357BA of CTA 2010.

30.26	No asset owned by the Company, nor the Shares, is subject to any Inland Revenue charge as mentioned in section 237 and 238 of IHTA 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

30.27	Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at the date of this Agreement is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

30.28	Neither entering into this Agreement nor Completion will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.

30.29	The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company before the date of this Agreement in respect of which the Sellers are aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax made on or after the date of this Agreement.

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Schedule 5

Limitations on Liability

1	Agreement to Reimburse for Losses: Subject at all times to the limitations set forth in this Schedule 5, the Buyer’s losses for any breach of Warranty (other than in the event of fraud or for breach of the Fundamental Warranties) shall be calculated on the usual contractual basis of damages for breach of contract, i.e. that damages for loss of bargain should be assessed by reference to the difference between the value of the shares “as warranted” (i.e. on the basis that the warranties were true) and the value of the shares “as is” (i.e. given the actual state of affairs).

2	Cap on liability

2.1	The aggregate liability of any Seller in respect of all and any Claims under this Agreement other than as a result of breach of Section 7 (Restrictive Covenants), a Fundamental Warranty or fraud, dishonesty or wilful concealment of such Seller or his or her agents or advisors at the request of the Sellers, shall not exceed:

(a)	in the case of each Option Seller, the amount of 75% of the Cash Consideration received by that Option Seller less the Option Exercise Tax;

(b)	in the case of each of Kevin Batley and Sheila Batley an amount equal to 76.92% of the aggregate amount of Cash Consideration received by these Persons, provided that the aggregate liability of both such Persons taken together shall not exceed such aggregate amount; and

(c)	in the case of each of Nigel Batley and Annette Batley an amount equal to 76.92% of the aggregate amount of Cash Consideration received by these Persons, provided that the aggregate liability of both such Persons taken together shall not exceed such aggregate amount,

2.2	Each Option Holder’s liability for a Claim shall not exceed 2% of the value of that Claim or Breach of Warranty Claim.

2.3	There shall be no limit or cap on liability in the event of a breach of a Fundamental Warranty or as a result of fraud, dishonesty or wilful concealment of such Seller or his or her agents or advisors,

3	Time limits for making Claims

3.1	No Claim may be made against the Sellers unless a Notice of Claim which is:

(a)	a claim for breach of Warranty 8.3 or 8.4 is served on the Sellers on or before the date falling six months following Completion;

(b)	a Business Warranty Claim (other than a claim for breach of Warranty 8.3 or 8.4) is served on the relevant Sellers of the Business Warranty Claim on or before the second anniversary of Completion;

(c)	a Tax Warranty Claim is served on the relevant Sellers of the Tax Warranty Claim on or before the seventh anniversary of Completion;

(d)	for avoidance of doubt, there shall no time limit on a Claim for a breach of any Fundamental Warranty or as a result of fraud, dishonesty or wilful concealment of such Seller or his or her agents or advisors. The Sellers shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant.

3.2	Any Claim notified in accordance with paragraph 3.1 shall (if not previously satisfied, settled or withdrawn) be deemed to have been irrevocably withdrawn 12 months after the date on which notice of the relevant Claim was given (and no new Claim may be made in respect of the same facts) unless on or before that date, legal proceedings have been issued and served on the Sellers in respect of the relevant Claim.

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4	Threshold and de minimis

4.1	The Sellers shall not be liable in respect of any Warranty Claim unless the individual Warranty Claim or the aggregate liability for all Warranty Claims exceeds £400,000.00 (four hundred thousand pounds) in which case the Sellers shall be liable for the entire amount and not merely the excess.

4.2	In calculating liability for Warranty Claims for the purposes of paragraph 4.1 above, any Warranty Claim which is less than £40,000 shall be disregarded.

4.3	For the purposes of the limits set out in this paragraph 4 a number of Warranty Claims arising out of the same or similar subject matter, facts, events or circumstances shall be aggregated and form a single Warranty Claim.

4.4	There shall be no threshold or de minimis in the event of a breach of breach of Section 7 (Restrictive Covenants), breach of a Fundamental Warranty or as a result of fraud, dishonesty, or wilful concealment of such Seller or his or her agents or advisors at the request of the Seller.

5	Contingent Claims

If any Breach of Warranty Claim is based upon a liability which is contingent only, the Sellers shall not be liable to make payment unless and until such contingent liability gives rise to an obligation to make a payment. This is without prejudice to the right of the Buyer to give notice of the Breach of Warranty Claim and to issue and serve proceedings in respect of it whilst it remains contingent. For the avoidance of doubt, the fact that the liability may not have become an actual liability by the relevant date provided in paragraph 3 shall not exonerate the Sellers in respect of any Warranty Claim properly notified before that date.

6	Right to remedy

The Sellers shall not be liable for any Warranty Claim if the alleged breach which is the subject of the Warranty Claim is capable of remedy and is remedied to the satisfaction of the Buyer by the Sellers within 30 days of the date on which the notice in paragraph 3 above is received by the Sellers without any further loss or detriment to any member of the Buyer’s Group.

7	Provisions, changes in legislation

7.1	The Sellers shall not be liable for any Warranty Claim (other than a Tax Warranty Claim, in respect of which the provisions of Part 3 of the Tax Covenant shall apply instead) to the extent that the subject of the Warranty Claim is provided for or reserved in the Accounts or Management Accounts or to the extent such matter was specifically referred to in the notes to the Accounts or Management Accounts.

7.2	The Sellers shall not be liable for any Warranty Claim (other than a Tax Warranty Claim, in respect of which the provisions of Part 3 of the Tax Covenant shall apply instead) to the extent that the Warranty Claim arises:

(a)	as a result of the passing of, or a change in, a law, rule, regulation or published practice of a government, governmental department, agency or regulatory body in any case announced after the date of Completion and having retrospective effect;

(b)	as a result of any increase in rates of Taxation announced since the date of Completion; or

(c)	as a result of any liability or other matter to the extent that it occurs or is increased as a result of any change in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company or any of the Subsidiaries introduced or having effect after Completion (other than to the extent necessary to comply with the law or the Accounts Standards applying and in force on or prior to Completion).

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(d)	wholly or partly from an act or omission of the Buyer or any Group Company occurring after Completion other than an act or omission:

(i)	required by law; or

(ii)	carried out pursuant to an obligation of any Group Company entered into prior to Completion, as Disclosed; or

(iii)	carried out in the ordinary course of business of the Buyer or any Group Company as carried on at Completion; or

(iv)	carried out pursuant to the request or with the written consent or approval of the Sellers, in circumstances where the Sellers knew the consequences thereof.

8	Recovery from another Person

Prior recovery

8.1	If the Buyer or any Group Company recovers (whether by payment, discount, credit, relief or otherwise) from a third party an amount in respect of the same loss which is the subject matter of a Business Warranty Claim, any actual recovery (less any reasonable costs incurred in obtaining such recovery and less any Taxation attributable to the recovery) shall to that extent reduce or satisfy, as the case may be, such Business Warranty Claim, the Buyer being under an obligation to use commercially reasonable efforts to make a recovery where there is a reasonable chance of the relevant Group Company will actually be able to recover from a third party.

Subsequent recovery

8.2	If the Sellers pay an amount in respect of a Business Warranty Claim and the Buyer or any Group Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party an amount in respect of the same loss which is the subject matter of the Business Warranty Claim, the Buyer shall procure that the relevant Group Company shall pay to the Sellers an amount equal to the lesser of:

(a)	the amount recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery and less any Taxation attributable to the recovery; and

(b)	the amount previously paid by the Sellers to the Buyer.

9	Third party claims

9.1	The Buyer shall:

(a)	promptly notify the Sellers’ Representative in writing if the Buyer becomes actually aware of any claim or potential claim from a third party which the Buyer is actually aware might result in the Buyer bringing a Business Warranty Claim against the Sellers (in this Schedule, a “Third Party Claim”);

(b)	keep the Sellers’ Representative informed of the progress of any Third Party Claim and provide the Sellers’ Representative with such information and documents as they may reasonably request in respect of the Third Party Claim;

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(c)	give (and cause each member of the Buyer’s Group to give) the Sellers and their professional advisers access at reasonable times (and on reasonable prior notice) to its premises and personnel, and to any relevant assets, accounts, documents or records within its control, for the purposes of enabling the Sellers to assess the Third Party Claim and to exercise their rights under this paragraph 9; and

(d)	take such steps or proceedings as the Sellers may reasonably request in order to avoid, dispute, resist, mitigate, compromise, defend or appeal against any relevant Third Party Claim; provided, that such steps or proceedings requested by Sellers shall not be to the material detriment of Buyer or the Group Companies or result in an increase in any such Third Party Claim; and

(e)	take such steps or proceedings as the Sellers may reasonably require in order to enforce any third party recovery right (that is to say any right to which the Buyer or the Company or a Subsidiary is or becomes entitled (whether by way of payment, discount, credit, set off, counterclaim or otherwise) to recover from any third party (excluding the Buyer, the Company and the Subsidiaries) any sum in respect of any loss, damage or liability which is or may be the subject of a Business Warranty Claim.

9.2	The Buyer shall act in accordance with any such reasonable requests of the Sellers given pursuant to clause 9.1 subject to the Buyer and relevant member of the Buyer’s Group being effectively indemnified and kept indemnified by the Sellers to the reasonable satisfaction of the Buyer against all Losses incurred in connection with the taking of such steps or proceedings and provided that the Buyer shall not be required to take or procure that the Company or any member of the Buyer’s Group shall take any steps or proceedings that may in the reasonable opinion of the Buyer cause any damage to any material trading relationship or goodwill of, the Buyer or the Company or any of the Subsidiaries.

10	Offset Insurance

9.1	The Buyer shall have the right to offset any amount which either the Sellers agree in writing is due and owing to the Buyer, or which a court of competent jurisdiction finally determines is due and owing from the Sellers to the Buyer and no right of appeal lies (Resolved Claim), against any amount otherwise payable to such Seller pursuant to this Agreement, or otherwise prior to seeking payment directly from such Seller, including without limitation, equitably reducing the number of shares of Series B Preferred Consideration Shares or Series C Preferred Consideration Shares held by such Seller based (a) on the dollar value of the Claim relative to the USD$10.00 per share stated value or liquidation price of shares of Series B Preferred Consideration Shares or Series C Preferred Consideration Shares held by such Seller or (b) if the Series B Preferred Consideration Shares or Series C Preferred Consideration Shares have been previously converted into shares of Class A Common Stock, the volume weighted average closing price of the Buyer’s Class A Common Stock as traded on Nasdaq for the twenty (20) trading days immediately prior to the date of the Resolved Claim..

9.2	The Sellers shall not be liable in respect of a Business Warranty Claim or Tax Warranty Claim where the Buyer, the Company or any of the Subsidiaries is entitled to make a claim under a policy of insurance in respect of any matter or circumstance giving rise to the Business Warranty Claim, Tax Claim unless the Buyer first makes (or procures that the Company or the relevant Subsidiary makes) a claim against its insurers pursuant to the relevant policy; provided however neither Buyer nor the Company nor relevant Subsidiary shall be required to take any further action if such claim is denied, in whole or in part, by the insurer. The Sellers’ liability in respect of any such Business Warranty Claim, Tax Claim shall then be reduced by the amount recovered under such policy of insurance (less all reasonable costs, charges and expenses incurred by the Buyer or member of the Buyer’s Group in recovering that sum), or extinguished if the amount so recovered exceeds the amount of the Business Warranty Claim, Tax Claim.

11	No double recovery

The Buyer shall not be entitled to recover from the Sellers more than once for the same damage suffered, and in particular the Sellers shall not be liable for any Warranty Claim to the extent that payment has been made in respect of the liability giving rise to such Warranty Claim under the Tax Covenant.

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12	Tax

To the extent of any inconsistency between this Schedule 5 and the Tax Covenant at Schedule 8, the provisions of the Tax Covenant shall apply to Tax Covenant Claims in priority to the provisions of this Schedule 5. The provisions of Part 3 of Schedule 8 shall apply in respect of Tax Warranty Claims.

13	Mitigation

Nothing contained in this Agreement shall have the effect of relieving the Buyer from any common law duty to mitigate any loss or damage suffered by it as a result of a breach of the Business Warranties.

14	Assignees

Any third party which is entitled under the terms of this Agreement to make any claim against the Sellers or any of them shall be subject to the provisions of this Schedule as if it were the Buyer.

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Schedule 6

Part 1: Key Customers

Tierney Brothers Inc

Speechi - Wouarf

Information & Data Networks Supplies Ltd

Charmex Internacional S.A.

Aesthetix Technologies LLC

Roche Audio Visual Limited

UNIT.DK

Data Projections, Inc.

Proactive Learning Ltd

AV Parts Master Ltd

EET Europarts Oy

J. Klausner Professional Multimedia Gmbh

Interactive Concepts BVBA

CDEC Limited

Kindermann GmbH

The Saville Group Ltd

AVM Impact Ltd

AV Syd AB

NIAVAC

Thomsun Trading International Ltd

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Part 2: Key Suppliers

Wah Lee

Epson (UK) Ltd

BenQ UK Ltd

Europa Worldwide Logistics Ltd P001*

Very PC Limited

NEC Display Solutions Europe GmbH

Natural User Interface Technologies AB *GBP*

CONEN Produkte GmbH & Co. KG

Europa Worldwide Logistics Ltd SAHPREDFD*

Shiyuan (HK) Limited

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Schedule 7

Leasehold Property

Lessee	Date of Lease	Parties	Term	Short Description
Sahara Presentation Systems Plc	15 July 2019	(1) Bridges Business Space LLP and (2) Sahara Presentation Systems Plc.	1 June 2019 to 31 May 2020	Office 10, Flexspace Business Centre, 1 Michaelson Square, Garbett Road, Livingtson, EH54 7DP
Sahara Presentation Systems Plc	1 February 2019	(1) Europa Warehouse Ltd and (2) Sahara Presentation Systems Plc.	1 February 2019 to 31 January 2024.	Europa Warehouse Dartford
Sahara Presentation Systems Plc	7 March 2019	(1) The Office Group and (2) Sahara Presentation Systems Plc.	1 July 2019 to 30 June 2020	Innovation Centre, One Aire Street, Leeds, LS1 4PR
Sahara Presentation Systems Plc	29 January 2018	(1) Robinsons Cruisers Limited and (2) Sahara Presentation Systems Plc.	29 January 2018 to 28 January 2019	Offices at Shepley Bridge Marina, Mirfield
Sahara Presentation Systems Plc	10 September 2020	(1)Barts Close Office Limited and (2) Sahara Presentation Systems Plc.	1 December 2020 to 30 November 2025	55 Bartholomew Crescent London EC1
Sahara Nordic AB	1 February 2016	(1) Stiftelsen Forum and (2) Sahara Nordic AB.	Rolling 3 month contract from 1 February 2016	C/O Oscarshamns Business Centre, Södra Långgatan 15 – 17, 572 33 OSKARSHAMN, KALMAR
Sahara Nordic AB	1 June 2014	(1) QO Kontorshotell i Hammarby AB and (2) Sahara Nordic AB.	Rolling 3 month contract from 1 June 2014	311, Hammarby Fabriksvag 23, Stockholm, Sweden
Sahara Nordic AB	1 September 2014	(1)Kopings Kommun and (2) Sahara Nordic AB.	Rolling 3 month contract from 1 September 2014	Glasgatan 20A, Lokal Index, Kontorskal, Sweden
Sahara Nordic OY	1 November 2011	(1) Asuntosaation Isannointi Oy and (2) Sahara Nordin Oy	Rolling 3 month contract from 1 November 2011	Laivalahden Puistotie 10, 00810 Helsinki
Sahara Presentation Systems Gmbh	1 June 2020	(1)Regus and (2) Sahara Presentation Systems GmbH	1 June 2020 to 31 May 2021	3rd Floor Johannstr. 37 40476 Düsseldorf
Sahara Presentation Systems inc	9 March 2020	(1)Regus and (2) Sahara Presentation Systems inc	9 March 2020 to 30 September 2020	Suite 150W, 9600 Great Hills Trail Austin, Texas, 78759, USA
Clevertouch B.V.	23 October 2019	(1)Allround Investment B.V. and (2)	23 October 2019 to 23 October 2021	Office Room 13, The Mixer, Landdrostlaan 51 te Apeldoorn
Clevertouch B.V.	No written agreement	(1) Rhenus Logistics and (2) Clevertouch B.V.	No written agreement	Rhenus Logistics, PO Box 693, 5900 AR Venlo

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Schedule 8

Taxation

Part 1: Definitions and interpretations

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words have the following meanings:

“Accounts Relief” means any Relief which:

(a)	has been shown as an asset in the Accounts; or

(b)	has been taken into account in computing (and so reducing or eliminating) any provision for deferred Taxation which appears or which but for the availability or presumed availability of the Relief would have appeared in the Accounts.

“Buyer’s Tax Group” means the Buyer and any other company or companies which either are or become after Completion, or have within the seven years ending on Completion, been treated as members of the same Tax Group as the Buyer for any Tax purpose.

“Buyer’s Relief” means:

(a)	an Accounts Relief; and/or

(b)	any Relief which arises in respect of any period after the Accounts Date or any Relief which arises in respect of any Event effected on or after Accounts Date; and/or

(c)	any Relief which arises at any time to the Buyer or a member of the Buyer’s Tax Group (other than a Group Company before Completion).

“Claim for Taxation” means any notice, demand, assessment, letter or other document issued or action taken by or on behalf of any Tax Authority indicating that any Person is or may be placed or sought to be placed under a Liability to Taxation.

“Deemed Liability to Taxation” means a Liability to Taxation that falls within limbs (b) and (c) of that definition.

“Event” means, without limitation, any act, event, transaction or omission whatsoever and includes the expiry of a period of time, any Group Company becoming or ceasing to be associated with any other Person for any Tax purpose or ceasing to be, or becoming, resident in any country for any Tax purpose, the death, winding up or dissolution of any Person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and the execution and completion of this Agreement, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

“Group Relief” means any Relief available between members of a Tax Group.

“Indirect Tax” means VAT or any value added, turnover, sales, use, distribution or corresponding or similar Tax.

“Liability to Taxation” means:

(a)	any liability of a Group Company to make an actual payment or increased payment of, or in respect of, or on account of Taxation whether or not the same is primarily payable by any Group Company and whether or not the relevant Group Company has, or may have, any right of reimbursement against any other Person;

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(b)	the Loss, otherwise than by the use or setting off, of any Accounts Relief;

(c)	the utilisation, including the setting off against any Liability to Taxation or against Profits, of any Buyer’s Relief in circumstances where, but for the utilisation, the relevant Group Company would have had a Liability to Taxation falling within paragraph (a) of this definition.

“Loss” includes absence, failure to obtain, non-existence, non-availability, reduction, modification, loss, counteraction, nullification, disallowance, withdrawal or clawback for whatever reason.

“PAYE” means any system for the deduction and withholding of Tax or national insurance contributions or social security contributions (or similar or corresponding obligations) or both from sums paid to employees in respect of their employment.

“Profits” means income, profits and gains and references to “Profits earned, accrued or received” include Profits deemed to have been earned, accrued or received for Taxation purposes.

“Relief” means any relief, loss, allowance, exemption, deduction or credit in computing or against Profits or Taxation or any right to repayment of Taxation and references to the “loss of any Accounts Relief” means the total or partial loss, non-availability, reduction, counteraction, utilisation or disallowance, and “lose” and “lost” shall be construed accordingly.

“Taxation” and “Tax” means all forms of tax and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the United Kingdom or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the United Kingdom and corresponding obligations elsewhere) (but excluding the uniform business rate and council tax and their equivalent in any other jurisdiction) and any penalty, fine, surcharge, interest, charges or costs relating to it (including interest and penalties arising from the failure of the Company to make adequate instalment payments in any period ending on or before Completion) and in each case whether payable directly or indirectly and in respect of any Group Company whether their liability for the same is a primary or secondary liability.

“Tax Authority” means any taxing or other authority, body or official competent to administer, determine, impose or collect any Taxation.

“Tax Counsel” means a practising barrister in England and Wales of at least 10 years’ call, experienced in United Kingdom tax matters, or, in relation to any matter involving Taxation imposed in a jurisdiction other than the United Kingdom, an equivalently qualified and experienced Person in such other jurisdiction.

“Tax Group” means those companies treated for the purposes of determining the amount of or liability for or relief from any Tax as being members of the same group of companies or fiscal unity.

“Tax Statute” means any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, or providing for the reporting, collection, assessment or administration of any Tax liability, and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that has been amended, extended, consolidated or replaced by the same.

1.2	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

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1.3	Any reference to something occurring in the ordinary course of business shall not include:

(a)	anything that involves, or leads directly or indirectly to, any liability of any Group Company to Tax that is (or but for an election would have been) the primary liability of, or properly attributable to, or due from another Person (other than a member of the Buyer’s Tax Group);

(b)	anything that relates to or involves the acquisition or disposal (or deemed acquisition or disposal) of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction that is not entered into on arm’s length terms;

(c)	anything that relates to or involves the making of a distribution or deemed distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation of, or any Group Company becoming or ceasing to be, or being treated as ceasing to be, a member of, a group of companies, or any Group Company becoming or ceasing to be associated or connected with any other company for any Tax purposes;

(d)	anything that relates to any scheme, transaction or arrangement that gives rise, or may give rise, to a Liability to Taxation under any anti-avoidance legislation, that is designed partly or wholly (or contains steps or stages designed partly or wholly) to avoid, reduce or defer a Liability to Taxation, or that gives rise to a duty to notify a Tax Authority under any legislation introduced to counter tax avoidance;

(e)	anything that gives rise to a Liability to Taxation on deemed (as opposed to actual) Profits or to the extent that it gives rise to a Liability to Taxation on an amount of Profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset;

(f)	anything that involves, or leads directly or indirectly to, a change of residence of any Group Company for Tax purposes; nor

(g)	any liability arising as a result of the failure to properly deduct or account for Tax, or to comply with the provisions of any Tax legislation or subordinate legislation (including regulations) and any act, omission or transaction that gives rise to any fine, penalty, surcharge, interest or other imposition relating to any Tax.

1.4	Any stamp duty (or equivalent charge in any other jurisdiction) charged on any document (or in the case of a document that is outside the United Kingdom, any stamp duty that would be charged on the document if it were brought into the United Kingdom) that is necessary to establish the title of the Company to any asset, and any interest, fine or penalty relating to the stamp duty(or equivalent charge in any other jurisdiction), shall be deemed to be a liability of the Company to make an actual payment of Tax because of an Event occurring on the last day on which it would have been necessary to pay the stamp duty (or equivalent charge in any other jurisdiction) to avoid any liability to interest arising on it.

1.5	References to the due date for payment of any Tax shall mean the last day on which that Tax may, by law, be paid without incurring any penalty, fine, surcharge, interest, charges, costs or other similar imposition (after taking into account any postponement of the date that was obtained for the payment of that Tax).

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Part 2

(Tax Covenant)

2	TAX COVENANT

2.1	The Sellers severally covenant to pay to the Buyer an amount equal to:

(a)	any Liability to Taxation arising as a result of any Event occurring on or before Completion; or

(b)	any Deemed Liability to Taxation;

(c)	any Liability to Taxation of the Company in respect of, or by reference to, any Profits earned, accrued or received on or before Completion; or

(d)	any Liability to Taxation that arises from the grant, exercise, release, vesting, variation or cancellation at any time of a right acquired by any employee or director of any Group Company before Completion to acquire securities or an interest in securities; or

(e)	any Liability to Taxation that arises due to any Event that occurs after Completion under a legally binding obligation (whether or not conditional) entered into by any Group Company on or before the Completion otherwise than in the ordinary course of business; or

(f)	any Liability to Taxation arising as a result of or in connection with any liability to operate PAYE, account for employment Tax or to deduct or account for National Insurance or social security contributions (or similar or corresponding obligations) as a result of or in connection with the issue or transfer of securities or an interest in securities on or before Completion; or

(g)	any Liability to Taxation being a liability of any Group Company to make a payment, or to make a repayment of the whole or any part of any payment, to any Person (other than a member of the Buyer’s Tax Group) in respect of any Group Relief or allowance under any arrangement or agreement entered into by any Group Company on or before Completion save to the extent that the payment or repayment is reflected in the Accounts;

(h)	any Liability to Taxation arising as a result of or in connection with the loss, in whole or in part, of the right of any Group Company to receive any payment (other than from a member of the Buyer’s Tax Group) for any Group Relief or allowance under any arrangement or agreement entered into on or before Completion where the payment was taken into account in the Accounts;

(i)	any Liability to Taxation which arises solely as a result of the relationship for Tax purposes before Completion of any Group Company with any Person other than a member of the Buyer’s Tax Group, whether arising before or after Completion;

(j)	all third party costs and expenses reasonably and properly incurred by the Buyer or the relevant Group Company in connection with any Tax Claim in respect of which the Sellers may be liable under paragraph 2.1 or in successfully bringing any claim action under the provisions of this Schedule.

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Date for payment

2.2	Where the Sellers become liable to make any payment under paragraph 2.1, the due date for the making of that payment (which shall be in cleared funds) shall be 5 Business Days following a written demand from the Buyer to the Sellers’ Representative or, if later:

(a)	in a case that involves an actual payment of Taxation by any Group Company, or falls within paragraph 2.3(b)(iii) and involves a payment of Taxation that would not have arisen but for the loss, the date falling 5 Business Days before the last date on which the relevant Group Company is liable to pay (or would be so liable, on the assumption that the relevant Group Company would have been able to fully utilise the Relief in the accounting period during which the Accounts Relief was lost) to the appropriate Tax Authority the Taxation in question in order to avoid incurring a liability to interest or penalties;

(b)	in a case that falls within paragraph 2.3(b)(i), the date that the repayment would have been made by the relevant Tax Authority; and

(c)	in a case that falls within paragraph 2.3(b)(ii) or 2.3(c), the date falling 5 Business Days before the date on which the Taxation saved would otherwise have become payable to the relevant Tax Authority.

Amount of Liability to Taxation

2.3	The amount that is to be treated as a Liability to Taxation shall be:

(a)	in the case of a liability under (a) of the definition of Liability to Taxation, the amount of the payment or repayment;

(b)	in the case of a liability under (b) of the definition of Liability to Taxation,

(i)	if the Accounts Relief is a right to repayment of Tax, the amount of the repayment that is lost,

(ii)	the amount of Taxation saved as a result of the Loss of the Accounts Relief, if the Accounts Relief utilised, including the setting off against any liability to Taxation or against Profits, or

(iii)	in any other case, the amount of Taxation that would have been saved but for the Loss of the Accounts Relief on the assumption that the Company would have been able to fully utilise the Relief in the accounting period during which the Accounts Relief was lost;

(c)	in the case of a liability under (c) of the definition of Liability to Taxation, the amount of Taxation that has been saved in consequence of the setting off.

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Part 3

(Limitations and general)

3	LIMITATIONS ON LIABILITY

3.1	The liability of the Sellers under the Tax Covenant shall be reduced if and to the extent that the Liability to Taxation shall have been reflected in damages and recovered for breach of a Warranty or otherwise recovered in respect of a breach of or pursuant to any part of the Tax Covenant or Agreement (and vice versa).

3.2	The Sellers shall not be liable to the Buyer for a Tax Claim in respect of any Liability to Taxation or other liability to the extent that:

(a)	specific allowance, provision or reserve (other than a provision for deferred Tax) in respect of that Liability to Taxation or other liability was included in the Accounts or payment or discharge of it was taken into account therein; or

(b)	the Liability to Taxation or other liability arises or is increased as a result of:

(i)	any increase in rates of Taxation; or

(ii)	any change in law; or

(iii)	in the published practice of any Tax Authority; or

(iv)	any change in accounting practice or principles or any change in the bases on which the accounts of any Group Company are prepared except in each case in order to comply with generally accepted accounting practice at the Accounts Date; or

(v)	any change in the date to which any Group Company makes up its accounts, made in any such case after Completion; or

(c)	such Liability to Taxation or other liability would not have arisen but for a voluntary act or omission carried out or effected by the Buyer or any Group Company at any time after Completion, other than any act or omission:

(i)	which the Buyer did not know and could not reasonably have known that the act or omission might give rise to the Liability to Taxation or other liability; or

(ii)	which was carried out or effected under a legally binding commitment created on or before Completion; or

(d)	such Liability to Taxation or other liability is:

(i)	upon Profits which were earned, accrued or received by any Group Company; or

(ii)	upon any Event, in each case since the Accounts Date in the ordinary course of the business of the relevant Group Company;

(e)	there is available to the relevant Group Company at no cost to the Buyer or any Group Company to relieve or mitigate such Liability to Taxation or other liability any Relief which is not a Buyer’s Relief;

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(f)	such Liability to Taxation or other liability can be properly and fully discharged out of moneys deducted for the purpose from sums payable or paid by any Group Company to the extent that the moneys so deducted are not reflected in Accounts;

(g)	it would not have arisen or would have been reduced or eliminated but for:

(i)	a failure or omission on the part of the Buyer or any Group Company after the Accounts Date to make, adjust or revise, any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing, the making, adjustment, revision, giving or doing of which was:

(A)	taken into account in computing the provision or reserve for Tax in the Accounts,

(B)	the Buyer or the relevant Group Company was or reasonably should have been aware was required in order to achieve the position reflected in the Accounts; and

(C)	was not required under applicable legislation to be done before the Accounts Date in order to be effective or to avoid the imposition of any penalty; or

(ii)	any claim, election, surrender, disclaimer, notice, consent or other action made, adjusted, revised, given or done after the Accounts Date by any Group Company or the Buyer or any other Person connected with them where the making, adjustment, revision, giving or doing of such claim, election, surrender, disclaimer, notice, consent or other thing was not assumed or reflected in computing the provision or reserve for Tax in the Accounts; or.

(h)	such Liability to Taxation or other liability is in respect of stamp duty or stamp duty reserve tax or similar tax in any jurisdiction payable on the transfer or agreement to transfer the Target Shares pursuant to this Agreement; or

(i)	the Profits in respect of which such Liability to Taxation or other liability arises were actually earned, accrued or received by a Group Company before the Accounts Date but were not reflected in the Accounts;

(j)	such Liability to Taxation or other liability has been satisfied, discharged or made good or a Group Company is compensated without cost or loss to any member of the Buyer’s Tax Group;

(k)	such Liability to Taxation would not have arisen but for a cessation, transfer or winding up or change in the nature or conduct, in each case after Completion, of any trade or business carried on by a Group Company at Completion;

(l)	such Liability to Taxation is a liability to interest or penalties and arises or is increased solely as a consequence of any failure by the Buyer or any Group Company to make payment to the relevant Tax Authority of an amount of Tax equal to the payment made by the Sellers under this Schedule in respect of such Tax not later than two Business Days following the date such payment is made by the Sellers;

(m)	such Liability to Taxation or other liability arises or is increased as a result of a Group Company after Completion or the Buyer failing to act in accordance with any of its obligations set out in this Schedule;

(n)	such Liability to Taxation arises by virtue of the rate of Tax applicable to the Profits of any Group Company increasing as a result of becoming a member of the Buyer’s Tax Group.

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4	REPAYMENT

4.1	If the Sellers have paid the Buyer an amount in full in respect of any Tax Claim and the Buyer or any Group Company either is entitled to recover from any Person (not being a Group Company but including any Tax Authority) any sum in respect of the liability that has resulted in that payment or at some subsequent date (falling not later than the later of 7 years after Completion and four years after the payment by the Sellers) becomes entitled to make such a recovery, then the Buyer shall or shall procure that the relevant Group Company promptly notifies the Sellers’ Representative of their entitlement. If so required by the Sellers’ Representative and subject to first being indemnified to the Buyer’s reasonable satisfaction (which may include the giving of an indemnity by the Sellers’ jointly and severally) against any loss, cost, liability or expense (including any additional Liability to Taxation) the Buyer shall take (and shall procure that the relevant Group Company shall take) all commercially reasonable steps to enforce that recovery (keeping the Sellers’ Representative fully informed of the progress of any action taken), provided that the Buyer shall not be required to engage in litigation (or procure that the relevant Group Company engages in litigation) beyond the Upper Tier Tax Tribunal unless it has been advised by Tax Counsel that such litigation is, on a balance of probabilities, likely to succeed.

4.2	If the Buyer or the relevant Group Company subsequently makes recovery pursuant to paragraph 4.1 or otherwise receives from any Tax Authority or any Person (other than another Group Company) any amount referable to the subject matter of the relevant Tax Claim, the Buyer shall account to the Sellers for the lesser of:

(a)	a sum equal to such amount (less any Taxation suffered on the receipt thereof); and

(b)	a sum equal to the Tax Claim paid by the Sellers to the Buyer (less any Taxation suffered on the receipt thereof).

5	OVER-PROVISION AND RELIEFS

5.1	If on or before the seventh anniversary of Completion, the auditors for the time being of any Group Company confirm in writing (on instruction of the relevant Group Company but at the request and expense of the Sellers) that any provision for Taxation (excluding any provision for deferred taxation) in the Accounts has proved to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with paragraph 5.3 below provided that clause 5.3 shall not apply to any overprovision to the extent that it arises:

(a)	by reason of the availability for Buyer’s Relief; or

(b)	as a result of:

(i)	any increase in rates of Taxation; or

(ii)	any change in law or the judicial interpretation of any law; or

(iii)	in the published practice of any Tax Authority; or

(iv)	any change in accounting practice or principles or any change in the bases on which the accounts of any Group Company are prepared except in either each case in order to comply with generally accepted accounting practice; or

(v)	any change in the date to which any Group Company makes up its accounts, made in any such case after Completion; or

(c)	as a result of a voluntary act or omission carried out or effected by the Buyer or the relevant Group Company at any time after Completion, other than any act or omission which was carried out or effected under a legally binding commitment created on or before the Accounts Date.

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5.2	If on or before the seventh anniversary of the Completion Date, the auditors for the time being of the relevant Group Company shall confirm in writing (at the request and expense of the Sellers) that any Liability to Taxation or other liability which has resulted in a payment having been made or becoming due from the Sellers under the Tax Covenant or for breach of any Tax Warranty will give rise to a Relief for that Group Company (other than a Buyer’s Relief) which would not otherwise have arisen, then as and when such Relief reduces a liability to make an actual payment of Tax (other than a liability for which the Buyer would be entitled to bring a Tax Claim), the amount of that reduction shall be dealt with in accordance with paragraph 5.3 below.

5.3	Where it is provided under paragraphs 5.1 or 5.2 that any amount (the “relevant amount”) is to be dealt with in accordance with this sub-paragraph:

(a)	the relevant amount shall first be set-off against any payment then due from the Sellers under the Tax Covenant or for breach of any of the Tax Warranties;

(b)	to the extent that there is an excess, a refund shall be made to the Sellers of any previous payment made by the Sellers under the Tax Covenant or for breach of any of the Tax Warranties (to the extent not previously refunded under this paragraph 5.3 and net of any Taxation suffered on the receipt thereof) up to the amount of such excess; and

(c)	to the extent that the excess referred to in paragraph 5.3(b) above is not exhausted under that paragraph, the remainder of the excess shall be carried forward and set off against any future payment or payments which become due from the Sellers under the Tax Covenant or for breach of any of the Tax Warranties.

5.4	After the relevant Group Company’s auditors have produced any confirmation under paragraph 5.1 or 5.2, the Sellers’ Representative or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the relevant Group Company to review (at the expense of the party requesting the review) that confirmation in the light of all relevant circumstances, including any facts of which it was not aware, and which were not taken into account, at the time when such confirmation was given, and to certify whether in their opinion the confirmation remains correct or whether, in light of those circumstances, it should be amended.

5.5	If the auditors make an amendment to the earlier certificate and the amount of the over-provision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required in order to leave the parties in the same financial position as they would have been in had the previous confirmation shown the revised amount shall be made by or to the Sellers (as the case may be) as soon as practicable.

6	CLAIMS PROCEDURE

6.1	On the Buyer or any Group Company becoming aware of a Claim for Taxation which may result in a Tax Claim or that such a Claim for Taxation may be made the Buyer shall:

(a)	as soon as reasonably practicable give written notice of that actual or potential Claim for Taxation to the Sellers’ Representative or, as the case may be, shall procure that the relevant Group Company shall as soon as reasonably practicable gives written notice of that actual or potential Claim for Taxation to the Sellers’ Representative, along in each case with all information reasonably available to the Buyer and any Group Company which relate to the actual or potential Claim for Taxation in question;

(b)	subject always to the terms of this paragraph 6 and to the Sellers jointly and severally indemnifying the Buyer and the relevant Group Company to the Buyer’s reasonable satisfaction against all losses, costs, damages and expenses (including any additional Liability to Taxation), which may be properly incurred, procure that the relevant Group Company take such action and give such information and assistance in connection with the affairs of the relevant Group Company as the Sellers’ Representative may reasonably by written notice request to avoid, resist, dispute, appeal or compromise the Claim for Taxation; and

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(c)	subject as mentioned in paragraph (b) above, procure that the Sellers’ Representative is promptly provided with copies of any material correspondence with the Tax Authority and all other information (including without limitation correspondence with and advice received from professional advisers) in connection with the Claim for Taxation.

6.2	The Buyer shall, or shall procure that each Group Company shall:

(a)	ensure that no material correspondence or other document relating to the Claim for Taxation is sent or issued by the Buyer, any Group Company or their advisers before the Sellers’ Representative has been given a reasonable opportunity to comment on it, and take any reasonable comments of the Sellers’ Representative into account in finalising such correspondence or document; and

(b)	make no admission, settlement or compromise in respect of the Claim for Taxation without the Sellers’ Representative’s prior written consent, such consent not to be unreasonably withheld or delayed.

6.3	The Buyer shall not be obliged to procure that the relevant Group Company takes any action under clause 6.2 above and shall be entitled to take, or procure that there is taken, such action as the Buyer in its sole discretion decides to avoid, resist, dispute, appeal or compromise the Claim for Taxation (including settling it on such terms as the Buyer in its sole discretion decides) if:

(a)	the Sellers’ Representative, having been given written notice of the receipt of that Claim for Taxation in accordance with paragraph 6.1 above, the Buyer has not within 21 days (or, if there is a statutory time limit of not more than 30 days to notify or lodge an appeal, within 14 days) thereafter received instructions in writing from the Sellers’ Representative, in accordance with the preceding provisions of this paragraph 6, to make that appeal; or

(b)	the Sellers shall fail to indemnify the relevant Group Company as mentioned in paragraph (b) of clause 6.1 above.

6.4	The Buyer shall not be obliged to procure that the relevant Group Company take any action under paragraph 6.1 above which involves contesting before any court or tribunal beyond the Tax Chamber of the First-tier Tribunal unless the Sellers Representative promptly furnishes the Buyer with the written opinion of Tax Counsel to the effect that the appeal in question is, on the balance of probabilities, likely to succeed. Such Tax Counsel shall be instructed by the Sellers Representative and at the Sellers’ expense.

7	TAX RETURNS

7.1	The Sellers’ Representative or their duly authorised agent shall at the expense of the Group Company concerned up to an aggregate amount of £25,000 and as to any excess at the Sellers’ sole expense prepare the tax returns and computations of each Group Company for all periods ended on or before the Completion Date to the extent that they have not been prepared prior to the Completion Date (the “Pre-Accounts Date Returns”).

7.2	The Sellers’ Representative shall provide drafts of each Pre-Accounts Date Return in the form in which the Sellers’ Representative propose that they should be submitted to a Tax Authority to the Buyer at least 28 days before submission of the Pre-Accounts Date Return in the form in which the Sellers’ Representative propose that they should be submitted to a Tax Authority to the Buyer at least 28 days before submission of the Pre-Accounts Date Return. The Sellers’ Representative shall consider in good faith and take into account in finalising each Pre-Accounts Date Return the Buyer’s reasonable comments as may be provided in writing by the Buyer or its advisers to the Sellers’ Representative within 14 days after the Sellers’ Representative have provided drafts to the Buyer as mentioned in this clause 7.2 and shall provide the Pre-Accounts Date Return (reflecting such comments) to the Buyer.

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7.3	Subject to the Sellers’ Representative complying with their obligations under paragraph 7.2 above, the Buyer shall procure that the relevant Group Company shall cause the Pre-Accounts Date Return mentioned in paragraphs 7.1 and 7.2 above to be authorised, signed (where signing is required) and submitted to the appropriate Tax Authority provided that the Buyer shall not be obliged to procure that the relevant Group Company takes any such action as is mentioned in this paragraph 7 in relation to any tax return that is not true and accurate in all material respects.

7.4	The Sellers’ Representative or their duly authorised agent shall at the Sellers’ sole expense prepare all documentation and deal with all matters (including correspondence) relating to the tax returns of each Group Company for all accounting periods ended on or prior to the Completion Date provided that the Sellers shall provide the Buyer with copies of any correspondence relating to such tax returns prior to their submission and copies of any correspondence from a Tax Authority and notes of meetings or substantive telephone calls with a Tax Authority. The Sellers’ Representative shall give the Buyer a reasonable opportunity to comment to the Sellers’ Representative on such correspondence prior to submission and shall take account of the Buyer’s reasonable comments.

7.5	The Buyer shall provide the Sellers’ Representative with a draft of any tax return relating to the period current at the Completion Date at least 28 days prior to the date for submission of that tax return. The Buyer shall incorporate the Sellers’ Representative’s reasonable comments in relation to any part of the period ending on or prior to the Completion Date as may be provided in writing by the Sellers’ Representative to the Buyer or its advisers within 14 days after the Buyer has provided a draft to the Buyer as mentioned in this paragraph 7.5.

7.6	The Buyer shall upon reasonable written notice (having regard to the circumstances) being given by the Sellers’ Representative procure that the relevant Group Company shall afford such access to its books, accounts and records and Personnel as is necessary and reasonable to enable the Sellers or their duly authorised agent to prepare those tax returns and conduct matters relating thereto in accordance with the Sellers’ rights and obligations under this paragraph 7.

7.7	The Buyer shall procure that each Group Company shall at the written request of the Sellers’ Representative do all such things which may be reasonably necessary to ensure that full effect is given to any claim, election, surrender, disclaimer, notice or consent made to or by that Group Company and which is reflected or taken into account in the Accounts and expressly described in the Disclosure Letter, including for the avoidance of doubt signing and submitting any revised claim, election, surrender, disclaimer, notice or consent and progressing any such claim, election, surrender, disclaimer, notice or consent or revised claim, election, surrender, disclaimer, notice or consent with the relevant Tax Authority.

8	BUYER’S COVENANT

8.1	The Buyer covenants with the Sellers to pay to each Seller an amount equal to any liability or increased liability to Taxation of that Seller (or any Person associated or connected with that Seller for any Taxation purpose) which arises as a consequence of or by reference to any Group Company failing to pay any amount of Taxation for which it is liable after Completion.

8.2	The covenant contained in Paragraph 8.1 shall not apply to Taxation:

(a)	to the extent the Buyer could make a claim against the Sellers pursuant to this Schedule in respect of that Taxation (save where the Buyer has received payment from the Sellers in respect of that Taxation pursuant to such a claim but the relevant Group Company has not paid the Taxation to the relevant Tax Authority or where a limitation in Paragraph 3.2 applies); or

(b)	which the relevant Seller has already recovered under any relevant statutory provision (and each Seller shall procure that no such recovery is sought by them to the extent payment is made hereunder).

8.3	Subject as provided in this Schedule, the Buyer covenants to each Sellers to pay to each Seller an amount equal to all costs or expenses reasonably and properly incurred by each Seller in connection with or in consequence of any liability to Taxation or increased liability to Taxation for which the Buyer is liable pursuant to Paragraph 8.1 or in successfully taking any action under this Paragraph 8.

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SIGNATURES

EXECUTED as a deed by BOXLIGHT CORPORATION acting by a director in the presence of:	Signature
/s/ Michael Pope
Director

Signature of witness	/s/ Megan Pope

Name (in CAPITAL LETTERS)	MEGAN POPE

Address	945 Sentry Ridge Crossing, Suwanee, GA 30024 USA

EXECUTED as a deed and delivered by NIGEL BATLEY in the presence of:	Sign here
/s/ Nigel Batley

Signature of witness	/s/ Martin Batley

Name (in CAPITAL LETTERS)	MARTIN BATLEY

Address	5 Ashley Road, Sevenoaks, Kent, TN13 3AN

EXECUTED as a deed and delivered by KEVIN BATLEY in the presence of:	Sign here
/s/ Kevin Batley

Signature of witness	/s/ Martin Batley

Name (in CAPITAL LETTERS)	MARTIN BATLEY

Address	5 Ashley Road, Sevenoaks, Kent, TN13 3AN

EXECUTED as a deed and delivered by Annette BATLEY in the presence of:	Sign here

/s/ Annette Batley

Signature of witness	/s/ Martin Batley

Name (in CAPITAL LETTERS)	MARTIN BATLEY

Address	5 Ashley Road, Sevenoaks, Kent, TN13 3AN

EXECUTED as a deed and delivered by Sheila BATLEY in the presence of:	Sign here
/s/ Sheila Batley

Signature of witness	/s/ Martin Batley

Name (in CAPITAL LETTERS)	MARTIN BATLEY

Address	5 Ashley Road, Sevenoaks, Kent, TN13 3AN

EXECUTED as a deed and delivered by Shaun Marklew in the presence of:	Sign here
/s/ Shaun Marklew

Signature of witness	/s/ Sarah Marklew

Name (in CAPITAL LETTERS)	SARAH MARKLEW

Address	Caxton House, Hurtis Hill, Crowborough, East Sussex, TN6 3BL

2

EXECUTED as a deed and delivered by Simon Chidsey in the presence of:	Sign here
/s/ Simon Chidsey

Signature of witness	/s/ Pamela Chidsey

Name (in CAPITAL LETTERS)	PAMELA CHIDSEY

Address	6 Parker Lane, Mirfield, West Yorkshire, WF14 9NY

3